MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis (MD&A) dated April 27, 2022 is provided to enable readers to assess the results of operations, liquidity, and capital resources of AltaGas Ltd. ("AltaGas", the "Company" or the "Corporation") as at and for the three months ended March 31, 2022. This MD&A should be read in conjunction with the accompanying unaudited condensed interim Consolidated Financial Statements and notes thereto of AltaGas as at and for the three months ended March 31, 2022 and the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2021.

The Consolidated Financial Statements and comparative information have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and in Canadian dollars, unless otherwise indicated. Throughout this MD&A, references to GAAP refer to U.S. GAAP and dollars refer to Canadian dollars, unless otherwise indicated.

Abbreviations, acronyms, and capitalized terms used in this MD&A without express definition shall have the same meanings given to those terms in the MD&A as at and for the year ended December 31, 2021 or the Annual Information Form for the year ended December 31, 2021.

This MD&A contains forward-looking information (forward-looking statements). Words such as “expect”, “anticipate”, “will”, “continues”, “estimate”, “growth”, “plans”, "may" and similar expressions suggesting future events or future performance, as they relate to the Corporation or any affiliate of the Corporation, are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities, and financial results. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: expected annual consolidated normalized EBITDA of approximately $1.50 to $1.55 billion and expected 2022 normalized earnings per share of approximately $1.80 to $1.95 per share; expectation that Utilities will contribute 55 percent of 2022 normalized EBITDA; growth levels and drivers expected in the Utilities and Midstream segments; expectation for normalized EBITDA to be higher in the Corporate/Other segment in 2022; expectation that growth will offset lost EBITDA from a full year impact of asset sales completed in 2021 and the impact of expected 2022 asset sales; expectation that impact of COVID-19 will be less pronounced than in 2021; the percentage of AltaGas' expected 2022 frac exposed volumes that are hedged; expectation for an active hedging program in 2022; plan to underpin a growing portion of annual capacity at AltaGas' export facilities by tolling arrangements over the next several years; estimated impact of changes in commodity prices, exchange rates, and weather on normalized annual EBITDA; expected net capital expenditures of $995 million in 2022; anticipated segment allocation of capital expenditures in 2022; expectation that growth capital will be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities; expected cost, completion, and in-service dates for growth capital projects; anticipated timing of applications, hearings, and decisions of rate cases before Utilities regulators; expected spending and first year energy savings goal under the SEMCO EWR Plan and anticipated timing of a Commission order; potential risks and impacts associated with the COVID-19 pandemic and current political uncertainty; payment of dividends; future changes in accounting policies and adoption of new accounting standards.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events, and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’ current expectations, estimates, and projections based on certain material factors and assumptions at the time the statement was made. Material assumptions include: anticipated timing of asset sale closings, effective tax rates, the expected duration and impact of the COVID-19 pandemic, financing initiatives, degree day variance from normal, pension discount rate, the performance of the businesses underlying each sector, impacts of the hedging program, expected commodity supply, demand and pricing, volumes and rates, exchange rates, inflation, interest rates, credit ratings, regulatory approvals and policies, future operating and capital costs, capacity expectations, weather, frac spread, access to capital, planned and unplanned plant

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outages, timing of in-service dates of new projects and acquisition and divestiture activities, returns on investments, and dividend levels.

AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: risk related to COVID-19; health and safety risks; operating risks; natural gas supply risks; volume throughput; infrastructure; service interruptions; cyber security, information, and control systems; climate-related risks, including carbon pricing; regulatory risks; litigation; changes in law; political uncertainty and civil unrest; decommissioning, abandonment and reclamation costs; reputation risk; weather data; Indigenous and treaty rights; capital market and liquidity risks; general economic conditions; internal credit risk; foreign exchange risk; integration of Petrogas; debt financing, refinancing, and debt service risk; interest rates; counterparty and supplier risk; technical systems and processes incidents; dependence on certain partners; growth strategy risk; construction and development; transportation of petroleum products; underinsured and uninsured losses; impact of competition in AltaGas' businesses; counterparty credit risk; market risk; composition risk; collateral; rep agreements; market value of common shares and other securities; variability of dividends; potential sales of additional shares; labor relations; key personnel; risk management costs and limitations; commitments associated with regulatory approvals for the acquisition of WGL; cost of providing retirement plan benefits; failure of service providers; and the other factors discussed under the heading "Risk Factors" in the Corporation’s Annual Information Form for the year ended December 31, 2021 and set out in AltaGas’ other continuous disclosure documents.

Many factors could cause AltaGas' or any particular business segment's actual results, performance, or achievements to vary from those described in this MD&A, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this MD&A as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected, or targeted, and such forward-looking statements included in this MD&A should not be unduly relied upon. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on Management’s (Management) assessment of all information at the relevant time. Such statements speak only as of the date of this MD&A. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this MD&A are expressly qualified by these cautionary statements.

Financial outlook information contained in this MD&A about prospective financial performance, financial position, or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on AltaGas Management's assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

Additional information relating to AltaGas, including its quarterly and annual MD&A and Consolidated Financial Statements, Annual Information Form, and press releases are available through AltaGas' website at www.altagas.ca or through SEDAR at www.sedar.com.

AltaGas Business Overview and Organization

AltaGas is a leading North American energy infrastructure company that connects natural gas and natural gas liquids (NGLs) to domestic and global markets. The Company operates a diversified, lower-risk, high-growth energy infrastructure business that is focused on delivering resilient and durable value for its stakeholders. AltaGas has three reporting segments - Utilities, Midstream, and Corporate/Other.

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Utilities Segment

AltaGas' Utilities segment owns and operates franchised, cost-of-service, rate-regulated natural gas distribution and storage utilities that provide safe, reliable, and affordable energy to approximately 1.7 million residential and commercial customers.

This includes operating four utilities that operate across five major U.S. jurisdictions with a rate base of approximately US$4.8 billion. This includes:

▪Washington Gas, which is the Company’s largest operating utility that serves approximately 1.2 million customers across Maryland, Virginia and the District of Columbia;
▪SEMCO Energy, which delivers essential energy to approximately 317,000 customers in Southern Michigan and Michigan’s Upper Peninsula;
▪ENSTAR, which is the largest gas utility in Alaska and delivers energy to more than 151,000 customers in Greater Anchorage and the surrounding Cook Inlet region; and
▪Cook Inlet Natural Gas Storage Alaska (CINGSA), which is a regulated storage utility that provides reliable access to natural gas.

The Utilities business also includes other storage facilities and contracts for interstate natural gas transportation and storage services, as well as WGL Energy Services, an affiliated retail energy marketing business, which sells natural gas and electricity directly to residential, commercial, and industrial customers located in Maryland, Virginia, Delaware, Pennsylvania, Ohio, and the District of Columbia.

Midstream Segment

AltaGas’ Midstream segment is a leading North American platform that connects customers and markets. From wellhead to tidewater and beyond, the Company is focused on providing its customers with safe and reliable service and connectivity that facilitates the best outcomes for their businesses. This includes global market access for North American Liquified Petroleum Gases (LPGs), which provides North American producers and aggregators with attractive netbacks for propane and butane while delivering diversity of supply and supporting stronger energy security in Asia.

Throughout AltaGas’ Midstream operations, the Company believes it is playing a vital role within the larger energy ecosystem that keeps the global economy moving forward and is powering the possible within our society, and doing so in a safe, reliable and affordable manner.

AltaGas’ Midstream platform is heavily focused on the Montney resource play in Northeastern B.C. and centers around global exports, which is where the Company believes the market is headed for resource development over the long-term. AltaGas also operates a broader set of midstream infrastructure assets across the Western Canadian Sedimentary Basin (WCSB) and select regions in the U.S., which are all focused on connecting customers and markets in the most efficient manner possible.

There are three core pillars to AltaGas’ Midstream platform that are integral to each other and facilitate the Company’s wellhead to tidewater and beyond value chain. These include:

▪Global Exports, which includes AltaGas’ two LPG export terminals where the Company has capacity to export up to 150,000 Bbl/d of propane and butane to key markets in Asia;
▪Natural Gas Gathering and Extraction, which includes 1.2 Bcf/d of extraction processing capacity and approximately 1.2 Bcf/d of raw field gas processing capacity, which is heavily focused on the Montney; and

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▪Fractionation and Liquids Handling platform, which includes 65 MBbl/d of fractionation capacity and a sizable liquids handling footprint that operates under the AltaGas and Petrogas banners.

The Midstream segment also consists of natural gas and NGL marketing business, domestic logistics, trucking and rail terminals, and approximately 3.2 million barrels of liquid storage capability through a network of underground salt caverns through the Company’s Strathcona Storage JV with ATCO Energy Solutions Ltd, as well as AltaGas’ 10 percent interest in the Mountain Valley Pipeline (MVP).

Corporate/Other Segment

AltaGas’ Corporate/Other segment consists of the Company’s corporate activities and a small portfolio of gas-fired power generation and distribution assets capable of generating 578 MW of power in California and Colorado, certain of which are pending sale.

Subsidiary Entities

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, AltaGas Pacific Partnership, AltaGas LPG Limited Partnership, Petrogas Energy Corporation (Petrogas), Petrogas Holdings Partnership, and Petrogas Inc. In the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

First Quarter Highlights
(Normalized EBITDA, normalized funds from operations, normalized net income, and net debt are non-GAAP financial measures. Please see Non‑GAAP Financial Measures section of this MD&A.)

▪On January 11, 2022, AltaGas closed its offering of $300 million of 5.25 percent Fixed-to-Fixed Rate Subordinated Notes, Series 1, due January 11, 2082. As a result of the offering, based on current rates, AltaGas expects cash savings of approximately $66 million over the initial ten-year term of the offering due to lower taxes and financing charges. On March 31, 2022, AltaGas redeemed all of its issued and outstanding Series K Preferred Shares for $25.00 per Series K Share, together with all accrued and unpaid dividends to, but excluding, the redemption date;
▪On February 9, 2022, AltaGas closed the sale of a 60 MW stand-alone energy storage development project in Goleta, California for total proceeds of approximately US$15 million, subject to certain contingencies, resulting in a pre-tax gain of $7 million;
▪On February 11, 2022, AltaGas entered into a stock purchase agreement to sell a 70 MW combined cycle power plant in Brush, Colorado. The transaction is expected to close in the second quarter of 2022;
▪Normalized EBITDA was $574 million compared to $674 million in the first quarter of 2021;

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▪Income before income taxes was $504 million compared to $473 million in the first quarter of 2021;
▪Cash from operations was $682 million ($2.44 per share) compared to $605 million ($2.16 per share) in the first quarter of 2021;
▪Normalized funds from operations were $462 million ($1.65 per share) compared to $583 million ($2.08 per share) in the first quarter of 2021;
▪Net income applicable to common shares was $357 million ($1.27 per share) compared to $337 million ($1.21 per share) in the first quarter of 2021;
▪Normalized net income was $285 million ($1.02 per share) compared to $361 million ($1.29 per share) in the first quarter of 2021;
▪Net debt was $8.1 billion as at March 31, 2022, compared to $8.3 billion at December 31, 2021; and
▪Total long-term debt was $8.3 billion as at March 31, 2022, compared to $8.2 billion at December 31, 2021.

Highlights Subsequent to Quarter End
▪On April 12, 2022, AltaGas closed the sale of its interest in the Aitken Creek processing facilities for cash consideration of approximately $224 million, net of closing adjustments. The disposal was triggered as a result of the operator of the facilities exercising a purchase option.

Consolidated Financial Review

	Three Months Ended March 31
($ millions, except effective income tax rates)	2022	2021
Revenue	3,892	3,085
Normalized EBITDA (1)	574	674
Income before income taxes	504	473
Net income applicable to common shares	357	337
Normalized net income (1)	285	361
Total assets	21,766	21,071
Total long-term liabilities	11,386	11,132
Invested capital (1) (2)	142	132
Cash used by investing activities	(159)	(191)
Dividends declared (3)	74	71
Cash from operations	682	605
Normalized funds from operations (1)	462	583
Normalized effective income tax rate (%) (1)	19.6	21.3
Effective income tax rate (%)	21.2	21.5

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	Three Months Ended March 31
($ per share, except shares outstanding)	2022	2021
Net income per common share - basic	1.27	1.21
Net income per common share - diluted	1.26	1.20
Normalized net income - basic (1)	1.02	1.29
Normalized net income - diluted (1)	1.01	1.29
Dividends declared (3)	0.27	0.25
Cash from operations	2.44	2.16
Normalized funds from operations (1)	1.65	2.08
Shares outstanding - basic (millions)
During the period (3)	280	280
End of period	281	280
(1)Non‑GAAP financial measure; see discussion in Non-GAAP Financial Measures section of this MD&A.
(2)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. Comparative periods have been restated to reflect this change.
(3)Effective March 31, 2022, common share dividends are declared and paid on a quarterly basis. The dividend declared each quarter is $0.265 per share beginning March 2022, which represents a 6 percent increase on an annual basis from the previous monthly dividends declared of $0.0833 per share beginning December 2020.

Three Months Ended March 31

Normalized EBITDA for the first quarter of 2022 was $574 million, compared to $674 million for the same quarter in 2021. Factors positively impacting normalized EBITDA included a full quarter impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, an increase in asset optimization activities at Washington Gas, higher gas margins from WGL's retail marketing business, higher export volumes and realized margins at RIPET, higher export volumes and higher realized butane margins at Ferndale, higher earnings from the extraction facilities driven by higher commodity prices, higher processed volumes at the NEBC facilities, and colder weather, customer growth, and higher usage at certain of the utilities. Factors negatively impacting AltaGas' normalized EBITDA in the first quarter of 2022 included the impact of the sale of the majority of WGL Midstream's U.S. transportation and storage commodity business in April 2021, lower commodity marketing margins, higher operating and administrative expenses at certain of the utilities, lower margins from WGL's retail power marketing business, lower storage margins due to the polar vortex in the U.S. in the first quarter of 2021, and lower propane margins at Ferndale.

Income before income taxes for the first quarter of 2022 was $504 million, compared to $473 million for the same quarter in 2021. The increase was mainly due to higher unrealized gains on risk management contracts, the absence of the pre-tax provision related to the sale of the majority of WGL Midstream's commodity business in the first quarter of 2021, and the pre-tax gain recorded on the disposition of an energy storage development project in Goleta, California in the first quarter of 2022, partially offset by the same previously referenced factors impacting normalized EBITDA and higher depreciation and amortization expense. Net income applicable to common shares for the first quarter of 2022 was $357 million ($1.27 per share), compared to $337 million ($1.21 per share) for the same quarter in 2021. The increase was mainly due to the same previously referenced factors impacting income before income taxes and lower net income applicable to non-controlling interests, partially offset by the loss on redemption of preferred shares and higher income tax expense.

Normalized funds from operations for the first quarter of 2022 was $462 million ($1.65 per share), compared to normalized funds from operations of $583 million ($2.08 per share) for the same quarter in 2021. The decrease was mainly due to the same previously referenced factors impacting normalized EBITDA.

Cash from operations in the first quarter of 2022 was $682 million ($2.44 per share), compared to $605 million ($2.16 per share) for the same quarter in 2021. The increase was mainly due to favourable variances in the net change in operating

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assets and liabilities, primarily as a result of fluctuations in commodity prices and sales volumes, partially offset by lower net income after taxes after adjusting for non-cash items. Please refer to the Liquidity section of this MD&A for further details on the variance in cash from operations.

In the first quarter of 2022, AltaGas recorded a pre-tax gain on disposition of assets of $7 million related to the disposition of an energy storage development project in Goleta, California. In the first quarter of 2021, AltaGas recorded a pre-tax provision of $76 million related to the sale of the majority of WGL Midstream's commodity business.

Operating and administrative expenses for the first quarter of 2022 were $400 million, compared to $366 million for the same quarter in 2021. The increase was mainly due to higher costs from the North East British Columbia (NEBC) pipeline projects placed in service, higher expenses related to employee incentive plans as a result of the increasing share price in 2022, and higher expenses at the utilities. Depreciation and amortization expense for the first quarter of 2022 was $112 million, compared to $99 million for the same quarter in 2021. The increase was mainly due to the absence of depreciation and amortization adjustments made in the first quarter of 2021 related to the Petrogas purchase price allocation and WGL Midstream, and the impact of new assets placed in-service. Interest expense for the first quarter of 2022 was $71 million, compared to $70 million for the same quarter in 2021. The slight increase in interest expense was mainly due to higher average debt balances, partially offset by lower average interest rates.

AltaGas recorded income tax expense of $107 million for the first quarter of 2022, compared to an income tax expense of $102 million for the same quarter of 2021. The increase was mainly due to higher income before taxes compared to the first quarter of 2021. Current tax expense of $45 million was recorded in the first quarter of 2022, which included $2 million of tax on asset sales, compared to current tax expense of $30 million recorded in the same quarter of 2021.

Normalized net income was $285 million ($1.02 per share) for the first quarter of 2022, compared to $361 million ($1.29 per share) for the same quarter of 2021. The decrease in normalized net income was due to the same previously referenced factors impacting normalized EBITDA, and higher depreciation and amortization expense, partially offset by lower normalized income tax expense and lower net income applicable to non-controlling interests. Normalizing items in the first quarter of 2022 reduced normalized net income by $72 million and included after‑tax amounts related to gains on sale of assets, non-controlling interest portion of non-GAAP adjustments, unrealized gains on risk management contracts, and loss on redemption of preferred shares. Normalizing items in the first quarter of 2021 increased normalized net income by $24 million and included after‑tax amounts related to transaction costs related to acquisitions and dispositions, restructuring costs, provisions on assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

2022 Outlook

In 2022, AltaGas expects to achieve annual consolidated normalized EBITDA of approximately $1.50 to $1.55 billion compared to actual normalized EBITDA of $1.49 billion in 2021, and normalized earnings per share of approximately $1.80 to $1.95 per share compared to actual normalized earnings per share and net income per share of $1.78 per share and $0.82 per share, respectively in 2021, assuming an effective tax rate of approximately 21 percent. For the year ended December 31, 2021, income before income taxes and net income applicable to common shares were $446 million and $230 million, respectively.

The Utilities segment is expected to contribute approximately 55 percent of normalized EBITDA, with growth driven primarily by revenue growth from rate cases settled in 2021, increased spend on accelerated capital programs, ongoing operational cost optimization activities, modest customer growth, and the expected discontinuation of COVID-19 related moratoriums in 2022. Expected growth in the Midstream segment is primarily driven by the continued volume growth of AltaGas' key assets through optimization initiatives at LPG export terminals and a favorable NGL and frac commodity price environment together with

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AltaGas' commodity hedging programs. Midstream segment earnings are approximately 65 percent underpinned through take-or-pay, cost-of-service, and fee-for-service contracts at the Midstream facilities and tolling agreements at the export facilities together with hedged NGL and frac margins. Normalized EBITDA from the Corporate/Other segment, which includes AltaGas' remaining power assets, is expected to be higher in 2022 mainly due to lower expected expenses related to employee incentive plans. Overall growth is expected to offset lost normalized EBITDA from a full year impact of asset sales completed in 2021 and the impact of expected 2022 asset sales.

The forecasted normalized EBITDA and normalized earnings per share include updated assumptions around the Canadian/U.S. dollar exchange rate. Within each segment, the performance of the underlying businesses has the potential to vary. Any variance from AltaGas’ current assumptions could impact the forecasted normalized EBITDA and normalized earnings per share. Please refer to the Risk Management section of this MD&A for further discussions of the risks to AltaGas arising from the COVID-19 pandemic.

At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. AltaGas is well hedged for the remainder of 2022 with approximately 77 percent of its expected remaining 2022 frac exposed volumes hedged at approximately $35/Bbl, prior to transportation costs. In addition, approximately 41 percent of AltaGas' expected export volumes for the remainder of 2022 are either tolled or financially hedged with an average FEI to North American financial hedge price of approximately US$10/Bbl for non-tolled propane and butane volumes. AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

2022 Midstream Hedge Program	Q2 2022	Q3 2022	Q4 2022	Remainder of 2022
Global Exports volumes hedged (%) (1)	63	34	22	41
Average propane/butane FEI to North America average hedge (US$/Bbl) (2)	10.24	10.00	8.93	10.10
Fractionation volumes hedged (%) (3)	83	79	70	77
Frac spread hedge rate (CAD$/Bbl) (3)	35.04	34.28	34.38	34.58
(1)Approximate expected volumes hedged. Includes contracted tolling volumes and financial hedges. Based on assumption of average exports of 90 MBbls/d.
(2)Approximate average for the period. Does not include physical differential to FSK for C3 volumes. Butane is hedged as a percentage of WTI.
(3)Approximate average for the period.

Sensitivity Analysis

AltaGas’ financial performance is affected by factors such as changes in commodity prices, exchange rates, and weather. The following table illustrates the approximate effect of these key variables on AltaGas’ expected normalized EBITDA for 2022:

Factor	Increase or decrease	Approximate impact on normalized annual EBITDA ($ millions)
Degree day variance from normal - Utilities (1)	5 percent	9
Change in Canadian dollar per U.S. dollar exchange rate	0.05	45
Propane and butane Far East Index to Mont Belvieu spreads (2)	US$1/Bbl	21
Pension discount rate	1 percent	26
(1)Degree days – Utilities relate to SEMCO Gas, ENSTAR, and District of Columbia service areas. Degree days are a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(2)The sensitivity is net of hedges currently in place. The impact on normalized EBITDA due to changes in the spread will vary and is being managed through an active hedging program.

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Growth Capital

Based on projects currently under review, development, or construction, AltaGas expects invested capital expenditures of approximately $995 million in 2022 compared to $798 million in 2021. The majority of 2022 capital expenditures are expected to focus on projects within the Utilities platform that are anticipated to deliver stable and transparent rate base growth, positive risk-adjusted returns, and safe, reliable service for customers. The Utilities segment is expected to account for approximately 75 to 80 percent of total capital expenditures, while the Midstream segment is expected to account for approximately 20 percent and the Corporate/Other segment is expected to account for any remainder. In 2022, AltaGas’ capital expenditures for the Utilities segment will focus primarily on accelerated pipe replacement programs, customer growth, and system betterment. In the Midstream segment, capital expenditures are anticipated to primarily relate to facility turnarounds, maintenance and administrative capital, optimization of existing assets, investment in Environment, Social and Governance (ESG) initiatives related to greenhouse gas emission reduction, and new business development. Maintenance capital related to Midstream assets and remaining power assets in the Corporate/Other segment is expected to be approximately $90 to $100 million of the total capital expenditures in 2022. The Corporation continues to focus on capital efficient organic growth and disciplined capital allocation while improving balance sheet strength and flexibility.

AltaGas' 2022 committed capital program is expected to be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities.

Please refer to the Invested Capital and Non-GAAP Financial Measures sections of this MD&A for additional information on the components of AltaGas' invested capital.

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Growth Capital Project Updates

The following table summarizes the status of AltaGas’ significant growth projects:

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Midstream Projects
Mountain Valley Pipeline (MVP)	10%	US$352 million	US$352 million
On January 25, 2022, the U.S. Fourth Circuit Court of Appeals (Fourth Circuit Court) vacated U.S. Forest Service and Bureau of Land Management permits that allow the pipeline to pass through 3.5 miles of the Jefferson National Forest. On February 2, 2022, the Fourth Circuit Court also issued a decision vacating MVP’s U.S. Fish and Wildlife Service Endangered Species Act Biological Opinion (Biological Opinion), remanding it on specific issues. Until the pipeline has a valid Biological Opinion, the Army Corps has stated they will not approve the necessary permits. On March 11, 2022, MVP filed two petitions with the Fourth Circuit Court seeking a rehearing to reconsider these decisions. The request for rehearing was denied on March 25, 2022. MVP continues to review these decisions and evaluate the possible paths forward, which include working with the relevant federal agencies and the considerations of potential legal appeals. On April 8, 2022, the U.S. Federal Energy Regulatory Commission approved MVP's request to change the crossing method and other construction changes at certain waterbodies and wetlands, subject to certain conditions. As of March 31, 2022, approximately 94 percent of the project is complete, which includes construction of all original interconnects and compressor stations. AltaGas' exposure is contractually capped to the original estimated contributions of approximately US$352 million. In the fourth quarter of 2021, AltaGas impaired its equity investment in MVP to a carrying value of US$352 million as a result of these ongoing legal and regulatory challenges.
					Completion date under review
MVP Southgate Project	5%	US$20 million	US$4 million
Due to the evolving regulatory and legal environment for pipeline construction and ongoing challenges related to MVP and the MVP Southgate project, MVP is evaluating the MVP Southgate project, including engaging in discussions with the shipper regarding options for the project, including potential changes to the project design and timing in lieu of pursuing the project as originally contemplated. In the fourth quarter of 2021, AltaGas' impaired its equity investment in the MVP Southgate project to a carrying value of $nil as a result of these ongoing legal and regulatory challenges.
					Completion date under review

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Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Utilities Projects
Accelerated Utility Pipe Replacement Programs – District of Columbia	100%	Estimated US$150 million over the period from January 2021 to December 2023, plus additional expenditures in subsequent periods.	US$45 million (3)	The second phase of the accelerated utility pipe replacement programs in the District of Columbia (PROJECTpipes 2) began in January 2021.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Maryland	100%	Estimated US$350 million over the five year period from January 2019 to December 2023, plus additional expenditures in subsequent periods.	US$222 million (3)	The second phase of the accelerated utility pipe replacement programs in Maryland (STRIDE 2.0) began in January 2019. On March 2, 2022, the PSC of MD issued an Order reducing the calendar year 2022 STRIDE surcharge by 14.7 percent for the remainder of the year. The Order noted that Washington Gas filed its revised surcharge in compliance with the Order on February 11, 2021. Recovery of STRIDE expenditures not included in this surcharge will be requested through the normal rate-making process.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Virginia	100%	Estimated US$500 million over the five year period from January 2018 to December 2022, plus additional expenditures in subsequent periods.	US$425 million (3)	The second phase of the accelerated pipe replacement programs in Virginia (SAVE 2.0) began in January 2018. On December 1, 2021, Washington Gas filed its proposed amendment for the 2023 to 2027 SAVE Plan, proposing to invest approximately US$889 million from 2023 to 2027 to replace higher risk pipeline and facilities in Virginia. A decision from the Commonwealth of Virginia State Corporation Commission (SCC of VA) is expected around May 30, 2022.	Individual assets are placed into service throughout the program.
Accelerated Mains Replacement Programs – Michigan	100%	Estimated US$115 million over the five year period from 2021 to 2025.	US$25 million (3)	A new Main Replacement Program (MRP) was agreed to in SEMCO’s last rate case settled in December 2019. The new five-year MRP program began in 2021 with a total spend of approximately US$60 million. In addition to the new MRP program, SEMCO was also granted a new Infrastructure Reliability Improvement Program (IRIP) which is also a five-year program with a total spend of approximately US$55 million beginning in 2021.	Individual assets are placed into service throughout the program.
(1)These amounts are estimates and are subject to change based on various factors. Where appropriate, the amounts reflect AltaGas’ share of the various projects.
(2)Expenditures to date reflect total cumulative expenditures incurred from inception of the projects to March 31, 2022. For WGL projects, this also includes any expenditures prior to the close of the WGL Acquisition on July 6, 2018.
(3)The utility accelerated replacement programs are long-term projects with multiple phases for which expenditures are approved by the regulators and managed in multi-year increments. Expenditures to date only include amounts for the current programs described above, and exclude any expenditures made under prior increments of the programs. Actual regulatory filings may differ from reported amounts.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 11

Non‑GAAP Financial Measures

This MD&A contains references to certain financial measures used by AltaGas that do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other entities. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with GAAP. The non‑GAAP measures and their reconciliation to GAAP financial measures are shown below. These non-GAAP measures provide additional information that Management believes is meaningful in describing AltaGas' operational performance, liquidity and capacity to fund dividends, capital expenditures, and other investing activities. The specific rationale for, and incremental information associated with, each non‑GAAP measure is discussed below.

References to normalized EBITDA, normalized net income, normalized funds from operations, normalized income tax expense, normalized effective income tax rate, net debt, and net debt to total capitalization, invested capital, and net invested capital throughout this MD&A have the meanings as set out in this section.

Normalized EBITDA

	Three Months Ended March 31
($ millions)	2022	2021
Income before income taxes (GAAP financial measure)	$504	$473
Add:
Depreciation and amortization	112	99
Interest expense	71	70
EBITDA	$687	$642
Add (deduct):
Transaction costs and acquired contingencies related to acquisitions and dispositions (1)	1	6
Unrealized gains on risk management contracts (2)	(110)	(55)
Gains on sale of assets (3)	(7)	—
Restructuring costs (4)	—	1
Provisions on assets	—	76
Accretion expenses	2	—
Foreign exchange losses	1	4
Normalized EBITDA	$574	$674
(1)Comprised of transaction costs and acquired contingencies related to acquisitions and dispositions of assets and/or equity investments in the period. These costs are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income. Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. The acquired contingencies relate to the acquisition of Petrogas and include amounts for additional contingent consideration for the purchase of Petrogas. Please refer to Note 3 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)Included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income. Please refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ risk management activities.
(3)Included in the “other income” line item on the Consolidated Statements of Income. Please refer to Note 3 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(4)Comprised of costs related to a workforce optimization program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income.

EBITDA is a measure of AltaGas' operating profitability prior to how business activities are financed, assets are amortized, or earnings are taxed. EBITDA is calculated from the Consolidated Statements of Income using income before income taxes adjusted for pre‑tax depreciation and amortization, and interest expense.

AltaGas presents normalized EBITDA as a supplemental measure. Normalized EBITDA is used by Management to enhance the understanding of AltaGas' earnings over periods, as well as for budgeting and compensation related purposes. The metric is frequently used by analysts and investors in the evaluation of entities within the industry as it excludes items that can vary

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 12

substantially between entities depending on the accounting policies chosen, the book value of assets, and the capital structure.

Normalized Net Income

	Three Months Ended March 31
($ millions)	2022	2021
Net income applicable to common shares (GAAP financial measure)	$357	$337
Add (deduct) after-tax:
Transaction costs and acquired contingencies related to acquisitions and dispositions (1)	—	4
Unrealized gains on risk management contracts (2)	(81)	(41)
Non-controlling interest portion of non-GAAP adjustments (3)	4	1
Gains on sale of assets (4)	(5)	—
Provisions on assets	—	59
Restructuring costs (5)	—	1
Loss on redemption of preferred shares	10	—
Normalized net income	$285	$361
(1)Comprised of transaction costs and acquired contingencies related to acquisitions and dispositions of assets and/or equity investments in the period. The pre-tax costs and contingencies are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income. Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. The acquired contingencies relate to the acquisition of Petrogas and include amounts for additional contingent consideration for the purchase of Petrogas. Please refer to Note 3 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)The pre-tax amounts are included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income. Please refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ risk management activities.
(3)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income.
(4)The pre-tax amounts are included in the “other income” line item on the Consolidated Statements of Income. Please refer to Note 3 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(5)Comprised of costs related to a workforce reduction program. The pre-tax costs are included in the “operating and administrative” line item on the Consolidated Statements of Income.

Normalized net income and normalized net income per share are used by Management to enhance the comparability of AltaGas’ earnings, as these metrics reflect the underlying performance of AltaGas’ business activities.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 13

Normalized Funds from Operations

	Three Months Ended March 31
($ millions)	2022	2021
Cash from operations (GAAP financial measure)	$682	$605
Add (deduct):
Net change in operating assets and liabilities	(225)	(30)
Asset retirement obligations settled	2	1
Funds from operations	$459	$576
Add (deduct):
Transaction costs and acquired contingencies related to acquisitions and dispositions (1)	1	6
Restructuring costs (2)	—	1
Current tax expense on asset sales (3)	2	—
Normalized funds from operations	$462	$583
(1)Comprised of costs and acquired contingencies related to acquisitions and dispositions of assets and/or equity investments in the period. These costs and contingencies exclude any non-cash amounts and are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income. Transaction costs include expenses, such as legal fees, that are directly attributable to the acquisition or disposition. The acquired contingencies relate to the acquisition of Petrogas and include amounts for additional contingent consideration for the purchase of Petrogas. Please refer to Note 3 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ disposition of assets in the period.
(2)Comprised of costs related to a workforce optimization program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income
(3)Included in the "current income tax expense" line item on the Consolidated Statements of Income.

Normalized funds from operations and funds from operations are used to assist Management and investors in analyzing the liquidity of the Corporation. Management uses these measures to understand the ability to generate funds for capital investments, debt repayment, dividend payments, and other investing activities.

Funds from operations and normalized funds from operations as presented should not be viewed as an alternative to cash from operations or other cash flow measures calculated in accordance with GAAP.

Normalized Income Tax Expense

	Three Months Ended March 31
($ millions)	2022	2021
Income tax expense (GAAP financial measure)	$107	$102
Add (deduct) tax impact of:
Transaction costs and acquired contingencies related to acquisitions and dispositions	—	2
Unrealized gains on risk management contracts	(29)	(14)
Gains on sale of assets	(2)	—
Provisions on assets	—	17
Normalized income tax expense	$76	$107

The above table provides a reconciliation of normalized income tax expense from the GAAP financial measure, income tax expense. The reconciling items are comprised of the income tax impacts of normalizing items present in the calculation of normalized net income. For more information on the individual normalizing items, please refer to the normalized net income reconciliation above.

Normalized income tax expense is used by Management to enhance the comparability of the impact of income tax on AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities, and is presented to provide this perspective to analysts and investors.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 14

Net Debt and Net Debt to Total Capitalization

Net debt and net debt to total capitalization are used by the Corporation to monitor its capital structure and financing requirements. It is also used as a measure of the Corporation’s overall financial strength and is presented to provide this perspective to analysts and investors. Net debt is defined as short-term debt (excluding third-party project financing obtained for the construction of certain energy management services projects), plus current and long-term portions of long-term debt, less cash and cash equivalents. Total capitalization is defined as net debt plus shareholders’ equity and non-controlling interests. Additional information regarding these non-GAAP measures can be found under the Capital Resources section of this MD&A.

Net Invested Capital

	Three Months Ended March 31
($ millions)	2022	2021 (3)
Cash used in investing activities (GAAP financial measure)	$159	$191
Deduct:
Net change in non-cash capital expenditures (1)	(37)	(58)
Contributions from non-controlling interests (2)	—	(1)
Net invested capital	$122	$132
(1)Comprised of non-cash capital expenditures included in the "accounts payable and accrued liabilities" line item on the Consolidated Balance Sheets. Please refer to Note 20 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details.
(2)Comprised of partner recoveries for capital expenditures incurred for the Ridley Island Propane Export Terminal. These recoveries are included in the "contributions from non-controlling interests" under financing activities in the Consolidated Statements of Cash Flows, however, as Management views this as part of AltaGas' invested capital, it has been included in the calculation of net invested capital.
(3)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management has adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. As such, prior periods in 2021 have been restated to reflect this change.

Invested capital is a measure of AltaGas' use of funds for capital expenditure activities. It includes expenditures relating to property, plant, and equipment and intangible assets, capital contributed to long term investments, and contributions from non-controlling interests. Net invested capital is invested capital presented net of any proceeds from disposals of assets and equity investments in the period. Net invested capital is calculated based on the investing activities section in the Consolidated Statements of Cash Flows, adjusted for items such as non-cash capital expenditures, cash acquired in business acquisitions, and contributions from non-controlling interests. Invested capital and net invested capital are used by Management, investors, and analysts to enhance the understanding of AltaGas' capital expenditures from period to period and provide additional detail on the Company's use of capital.
Supplemental Calculations

Reconciliation of Normalized EBITDA to Normalized Net Income

The below table provides a supplemental reconciliation of normalized EBITDA to normalized net income. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP financial measures in the section above. This supplemental information is provided as additional information to assist analysts and investors in comparing normalized EBITDA to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental reconciliation.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 15

	Three Months Ended March 31
($ millions)	2022	2021
Normalized EBITDA	$574	$674
Add (deduct):
Depreciation and amortization	(112)	(99)
Interest expense	(71)	(70)
Income tax expense	(107)	(102)
Normalizing items impacting income taxes (1)	30	(4)
Accretion expenses	(2)	—
Foreign exchange losses	(1)	(4)
Non-controlling interest portion of non-GAAP adjustments (2)	4	—
Net income applicable to non-controlling interests	(17)	(21)
Preferred share dividends	(13)	(13)
Normalized net income	$285	$361
(1)Represents the income tax impact related to the normalizing items included in the calculation of Normalized EBITDA.
(2)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income.

Calculation of Normalized Effective Income Tax Rate

The below table provides a calculation of normalized effective income tax rate from normalized net income and normalized income tax expense. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP measures in the section above. This supplemental calculation is provided as additional information to assist analysts and investors in comparing normalized income tax expense to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental calculation.

	Three Months Ended March 31
($ millions, except normalized effective income tax rate)	2022	2021
Normalized net income	$285	$361
Add (deduct):
Normalized income tax expense (1)	76	107
Net income applicable to non-controlling interests	17	21
Non-controlling interest portion of non-GAAP adjustments (2)	(4)	—
Preferred share dividends	13	13
Normalized net income before taxes	$387	$502

Normalized effective income tax rate (%) (3)	19.6	21.3
(1)Calculated in the section above.
(2)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income applicable to non-controlling interests” line item on the Consolidated Statements of Income.
(3)Calculated as normalized income tax expense divided by normalized net income before taxes.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 16

Results of Operations by Reporting Segment

Normalized EBITDA (1)	Three Months Ended March 31
($ millions)	2022	2021
Utilities	$408	$371
Midstream	174	304
Sub-total: Operating Segments	$582	$675
Corporate/Other	(8)	(1)
	$574	$674
(1)Non‑GAAP financial measure; see discussion in Non‑GAAP Financial Measures section of this MD&A.

Income (Loss) Before Income Taxes	Three Months Ended March 31
($ millions)	2022	2021
Utilities	$426	$308
Midstream	159	237
Sub-total: Operating Segments	$585	$545
Corporate/Other	(81)	(72)
	$504	$473

Revenue	Three Months Ended March 31
($ millions)	2022	2021
Utilities	$1,601	$1,408
Midstream	2,271	1,650
Sub-total: Operating Segments	$3,872	$3,058
Corporate/Other	20	23
Intersegment eliminations	—	4
	$3,892	$3,085

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 17

Utilities

Operating Statistics

	Three Months Ended March 31
	2022	2021
Natural gas deliveries - end-use (Bcf) (1)	74.7	72.6
Natural gas deliveries - transportation (Bcf) (1)	43.7	43.1
Service sites (thousands) (2)	1,694	1,675
Degree day variance from normal - SEMCO Gas (%) (3)	3.2	(6.2)
Degree day variance from normal - ENSTAR (%) (3)	(11.7)	9.7
Degree day variance from normal - Washington Gas (%) (3) (4)	(1.3)	(7.1)
Retail energy marketing - gas sales volumes (Mmcf)	23,637	24,696
Retail energy marketing - electricity sales volumes (GWh)	3,096	3,249
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

During the first quarter of 2022, AltaGas’ Utilities segment experienced colder weather at SEMCO and Washington Gas and warmer weather at ENSTAR compared to the same quarter of 2021.

Service sites at March 31, 2022 increased by approximately 19,000 sites compared to March 31, 2021 due to growth in customer base.

In the first quarter of 2022, U.S. retail gas sales volumes were 23,637 Mmcf, compared to 24,696 Mmcf in the same quarter of 2021. The decrease was primarily due to warmer weather compared to the same quarter of 2021. U.S. retail electricity sales volumes were 3,096 GWh in the first quarter of 2022, compared to 3,249 GWh in the same quarter of 2021. The decrease was primarily due to warmer weather and a decrease in customers, primarily residential accounts, served by the business the same quarter of 2021.

Three Months Ended March 31

Normalized EBITDA in the Utilities segment was $408 million in the first quarter of 2022, compared to $371 million in the same quarter of 2021. The increase in normalized EBITDA was mainly due to the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, an increase in asset optimization activities, increased customer growth, higher revenue from accelerated pipe replacement program spend, higher gas margins from WGL's retail marketing business, and favourable usage in certain jurisdictions, partially offset by higher general and administrative expenses, warmer weather in Alaska, and lower margins from WGL's retail power marketing business.

The Utilities segment income before income taxes was $426 million in the first quarter of 2022, compared to $308 million in the same quarter of 2021. The increase was mainly due to the same previously referenced factors impacting normalized EBITDA and higher gains on risk management contracts mainly within the retail marketing business.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 18

Rate Case Updates

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - District of Columbia	April 2022
US$53 million increase in base rates, including US$5 million currently collected through the PROJECTpipes surcharge. Therefore, the incremental amount of the base rate increase requested was approximately US$48 million.

On April 4, 2022, Washington Gas filed an application for authority to increase charges for gas service in the District of Columbia. The requested rates are designed to collect approximately US$53 million in total annual revenues requesting a 10.4 percent rate of return on equity. Of the requested revenue increase, US$5 million represents costs currently collected through the PROJECTpipes surcharge; therefore, the incremental amount of the base rate increase is approximately US$48 million. Washington Gas requests that new rates be implemented in February 2023.
Timing of decision not yet known. Washington Gas has requested that new rates be implemented in February 2023.
Washington Gas - Maryland	August 2020	US$27 million increase in base rates, including US$6 million currently collected through the Strategic Infrastructure Development Enhancement Plan (STRIDE) surcharges for system upgrades. Therefore, the incremental amount of the base rate increase requested was approximately US$21 million.
On April 9, 2021, a final order was received from the Public Service Commission of Maryland (PSC of MD) related to this rate increase application, authorizing Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million currently collected through the STRIDE surcharge), reflecting a return on equity of 9.70 percent. The revenue increase became effective on March 26, 2021. On May 14, 2021, the Maryland Office of People's Counsel (MD OPC) filed a petition for re-hearing of the PSC of MD's finding on merger synergy savings and certain rate base additions. The request was denied and on August 31, 2021, the MD OPC filed an appeal of the PSC of MD's denial of their petition for a re-hearing with the Circuit Court of Baltimore City (Circuit Court). On February 25, 2022, the Circuit Court reversed the July 29, 2021 order from the PSC of MD and remanded two issues back to the PSC of MD. On March 10, 2022, the PSC of MD filed a Motion to Alter or Amend Judgement to the Circuit Court's ruling on the merger synergy savings issue and the MD OPC has filed a response. The Circuit Court has scheduled a conference of counsel for May 18, 2022.
Final order issued April 2021
CINGSA	July 2021	US$1.9 million revenue increase.	On July 1, 2021, CINGSA filed a rate case with the Regulatory Commission of Alaska (RCA) seeking approval for approximately US$1.9 million revenue increase based on US$105 million rate base, 11.9 percent return on equity (ROE) and 59.99 percent equity thickness. The filing proposed an across-the-board 2 percent interim rate increase to be effective August 1, 2021, which the RCA approved on July 29, 2021. Discovery on CINGSA's direct testimony closed on December 30, 2021, CINGSA filed supplemental testimony on January 31, 2022, and interveners' testimony was due on February 11, 2022. Evidentiary hearing is scheduled for June 2022, and a decision is expected around the end of the third quarter of 2022.	Around Q3 2022

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 19

Other Regulatory Updates

On July 1, 2021, SEMCO submitted its 2022-2023 EWR Plan, a form of energy efficiency program for its customers, for MPSC approval. SEMCO proposes to spend approximately US$30 million on energy waste reduction over 2022 and 2023 to achieve a combined first year energy savings goal of approximately 10.1 million therms. SEMCO filed its Brief and Reply Brief on December 3, and December 22, 2021, respectively. On April 25, 2022, the MPSC approved the EWR Plan as filed.

On September 15, 2021, the PSC of DC issued an Order directing Washington Gas to submit a corrective action plan to bring Washington Gas into compliance with the Natural Gas Quality of Service Standards (NGQSS) regarding call response time standards. The Order also stated that Washington Gas shall not disconnect gas customers for non-payment until Washington Gas complies with NGQSS or such time as the PSC of DC otherwise determines. The PSC of DC also found that costs incurred by complying with this Order are not to be included in Washington Gas' COVID-19 regulatory asset. Washington Gas filed a corrective action plan with the PSC of DC on September 27, 2021 and continues to participate in status calls with the PSC of DC and the Office of People's Counsel on this filing. Washington Gas has complied with the additional filing requirements directed by the September 15, 2021 Order. Pursuant to an Order issued by the PSC of DC on February 10, 2022, Washington Gas will not resume disconnections until authorized by the PSC of DC. In March 2022, the PSC of DC issued an Order stating that Washington Gas may resume collection activities, but not disconnections, and shall not assess late fees for the 2020 or 2021 calendar years for all classes of customers. On April 1, 2022, Washington Gas filed a Motion requesting permission to resume non-payment disconnections, demonstrating it met the threshold for compliance with the NGQSS. On April 22, 2022, the PSC of DC granted Washington Gas’ motion to resume disconnections.

On September 30, 2021, the Maryland Office of People’s Counsel (MD OPC) filed a motion to establish a corrective action plan and impose civil penalties or, alternatively, to order Washington Gas to show cause why the Commission should not impose civil penalties. The MD OPC's request asserts that Washington Gas has violated Condition 11 of the PSC of MD Order in the Washington Gas Merger proceeding with AltaGas because it has not devoted the resources necessary to ensure continued compliance with all Commission regulations. In particular, the MD OPC asserts that Washington Gas’ failure to devote enough resources to customer service has made it impossible for customers to successfully and promptly communicate complaints and disputes. Finally, MD OPC asserts that because Washington Gas cannot receive complaints and disputes, it is unable to satisfactorily resolve them or report them pursuant to its obligations under the Code of Maryland regulations. On October 15, 2021, the PSC of MD issued a show cause order directing Washington Gas to respond to the MD OPC motion and to show cause why the PSC of MD should not impose civil penalties. Additionally, the PSC of MD ordered Washington Gas to include a proposed corrective plan, which addresses the decline in customer service post-merger. On October 22, 2021, Washington Gas filed its reply to the MD OPC's motion. On November 12, 2021, the MD OPC, Montgomery County and Staff filed responses to Washington Gas' reply. On December 23, 2021, the PSC of MD found that, among other things: (1) Washington Gas violated the Maryland Code of Regulations from 2016 through June 22, 2021; (2) Washington Gas violated Conditions 11 and 11F of the AltaGas Merger Order from June 2018 through June 22, 2021; (3) the Commission will schedule a hearing to address whether and to what extent civil penalties are appropriate; and (4) Washington Gas’ proposed Corrective Action Plan was accepted with modifications. The PSC of MD held a hearing on February 9, 2022 to address civil penalties as well as Washington Gas' rehearing request. On March 17, 2022, the PSC of MD issued an Order imposing a civil penalty of approximately US$1.1 million on Washington Gas. The Order also addressed required customer service standards as well as the requirement to track certain costs related to Washington Gas' call center. The civil penalty was paid in full on March 31, 2022.

On December 17, 2021, Washington Gas filed a proposed amendment for its natural gas conservation and ratemaking efficiency plan (CARE Plan) for the period from May 2022 to April 2025, proposing to continue and expand its portfolio of energy efficiency programs to Virginia customers with a total three-year budget of approximately US$12 million. On March 18, 2022, the Staff issued its report on this proceeding, agreeing that Washington Gas' programs are generally cost effective but recommending that the SCC of VA reject the proposed Commercial and Industrial programs. Washington Gas filed its

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 20

response to the Staff Report on April 1, 2022. On April 13, 2022, the SCC of VA approved the proposed US$12 million CARE plan for residential and commercial customers for the three year period beginning May 1, 2022.

Midstream

Operating Statistics

	Three Months Ended March 31
	2022	2021
LPG export volumes (Bbls/d) (1)	87,967	85,464
Total inlet gas processed (Mmcf/d) (1)	1,472	1,526
Extracted ethane volumes (Bbls/d) (1)	29,654	33,138
Extracted NGL volumes (Bbls/d) (1) (2)	35,770	38,026
Fractionation volumes (Bbls/d) (1)	33,090	28,591
Frac spread - realized ($/Bbl) (1) (3)	23.92	14.69
Frac spread - average spot price ($/Bbl) (1) (4)	36.98	24.35
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (1) (5)	12.91	10.14
Butane FEI to Mont Belvieu spread (US$/Bbl) (1) (6)	10.95	12.74
(1)Average for the period.
(2)NGL volumes refer to propane, butane and condensate.
(3)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(4)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(5)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(6)Average butane price spread between FEI and Mont Belvieu TET commercial index.

LPG volumes exported to Asia from RIPET and Ferndale for the three months ended March 31, 2022 averaged 87,967 Bbls/d compared to 85,464 Bbls/d for the same period in 2021. There were 14 full shipments and one partial shipment in the first quarter of 2022 compared to 14 full shipments in the same period of 2021. Higher export volumes were primarily the result of an additional partial cargo compared to the first quarter of 2021 and improved railcar logistics.

Inlet gas processing volumes for the first quarter of 2022 decreased by 54 Mmcf/d compared to the same quarter of 2021. Lower inlet gas processing volumes in the first quarter of 2022 were the result of lower volumes from the Townsend Deep Cut facility, partially offset by additional volumes from the Nig Creek expansion which was placed in-service in July 2021.

Average ethane volumes for the first quarter of 2022 decreased by 3,484 Bbls/d, while average extracted NGL volumes decreased by 2,256 Bbls/d compared to the same quarter of 2021. Lower ethane volumes were a result of reinjected ethane volumes at the extraction facilities due to lower customer demand. Lower extracted NGL volumes were due to lower raw gas inlet volumes at Townsend as a result of a customer diverting volumes to their own recently built facility, and lower inlet volumes at the extraction facilities.

Fractionation volumes for the first quarter of 2022 increased by 4,499 Bbls/d compared to the same quarter of 2021. Higher fractionation volumes were a result of higher trucked-in volumes at Harmattan and the impact of increasing volumes through the North Pine expansion.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 21

Three Months Ended March 31

The Midstream segment reported normalized EBITDA of $174 million in the first quarter of 2022, compared to $304 million in the same quarter of 2021. The decrease in normalized EBITDA in the first quarter of 2022 was mainly due to the absence of strong contributions from WGL Midstream in the first quarter of 2021 as a result of the sale of the majority of WGL Midstream's commodity business in April 2021, lower NGL marketing margins, lower propane margins at Ferndale, higher logistics related costs at RIPET, and lower storage margins due to the polar vortex in the U.S. in the first quarter of 2021. Normalized EBITDA in the Midstream segment in the first quarter of 2022 was positively impacted by higher export volumes and higher realized merchant margins at RIPET, higher export volumes and higher realized butane margins at Ferndale, higher earnings at the extraction facilities driven by stronger commodity prices, and higher fractionation and liquids handling revenues and higher processed volumes at the NEBC facilities.

Income before income taxes in the Midstream segment was $159 million in the first quarter of 2022, compared to $237 million in the same quarter of 2021. The decrease was mainly due to the same previously referenced factors impacting normalized EBITDA and the absence of depreciation and amortization adjustments made in the first quarter of 2021 related to the Petrogas purchase price allocation and WGL Midstream, partially offset by higher unrealized gains on risk management contracts and the absence of the pre-tax provision related to the sale of the majority of WGL Midstream's commodity business in the first quarter of 2021.

In the first quarter of 2021, the Midstream segment recognized a pre-tax provision of approximately $76 million related to the sale of the majority of WGL Midstream's commodity business.

Midstream Hedges

	Three Months Ended March 31
	2022	2021
Frac spread exposed volumes (Bbls/d)	11,198	11,348
NGL volumes hedged (Bbls/d)	8,828	11,035
Average price of NGL volumes hedged ($/Bbl) (1)	33	26
Average export volumes hedged (Bbls/d)	60,287	35,714
Average FEI to North American NGL price spread for volumes hedged (US$/Bbl)	20	10
(1)Excludes basis differential.

Corporate/Other

Three Months Ended March 31

In the Corporate/Other segment, normalized EBITDA for the first quarter of 2022 was a loss of $8 million, compared to a loss of $1 million in the same quarter of 2021. The decrease in normalized EBITDA was mainly due to higher expenses related to employee incentive plans as a result of the increasing share price in 2022 and costs related to a planned spring outage at Blythe.

Loss before income taxes in the Corporate/Other segment was $81 million in the first quarter of 2022, compared to a loss of $72 million in the same quarter of 2021. The higher loss was mainly due to the same previously referenced factors impacting normalized EBITDA, partially offset by the gain on the disposition of an energy storage development project in Goleta, California in the first quarter of 2022.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 22

Net Invested Capital

Net invested capital is a non-GAAP financial measure. Please refer to the Non-GAAP Financial Measures section of this MD&A for further discussion.

	Three Months Ended March 31, 2022
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$128	$4	$9	$141
Long-term investments	—	1	—	1
Invested capital	128	5	9	142
Disposals:
Asset dispositions	—	(1)	(19)	(20)
Net invested capital	$128	$4	$(10)	$122

	Three Months Ended March 31, 2021
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment (1)	$102	$22	$5	$129
Intangible assets	—	—	1	1
Long-term investments	—	3	—	3
Contributions from non-controlling interest	—	(1)	—	(1)
Invested capital and net invested capital	$102	$24	$6	$132
(1)In prior periods, invested capital did not include adjustments for the cost of removal of utility assets; however, beginning in the fourth quarter of 2021, Management has adjusted for these costs to better align with the investing section of the Consolidated Statements of Cash Flows. Comparative periods have been restated to reflect this change.

During the first quarter of 2022, AltaGas’ invested capital was $142 million, compared to $132 million in the same quarter of 2021. The increase in invested capital was primarily due to higher additions to property, plant and equipment due to higher spend on system betterment, new business, and accelerated pipe replacement programs at Washington Gas, partially offset by the absence of spend on the Nig Creek Expansion in the first quarter of 2021. The disposal of property, plant and equipment in the first quarter of 2022 primarily related to the sale of an energy storage development project in Goleta, California.

The invested capital in the first quarter of 2022 included maintenance capital of $2 million (2021 ‑ $4 million) in the Midstream segment and $8 million (2021 - $5 million) related to remaining power assets in the Corporate/Other segment. Midstream maintenance capital in the first quarter of 2022 was primarily related to the annual capital program for various Midstream facilities, while the maintenance capital incurred in the Corporate/Other segment was primarily related to planned spring outage at Blythe.

During the first quarter of 2022, AltaGas' cash flow from investing activities was an outflow of $159 million, compared to $191 million in the same quarter of 2021. Please refer to the Non-GAAP Financial Measures and Liquidity sections of this MD&A for further information on AltaGas' cash flow from investing activities.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 23

Liquidity

As a result of certain commitments made to the PSC of DC, the PSC of MD, and the SCC of VA in respect of the WGL Acquisition, Washington Gas is subject to certain restrictions when paying dividends to AltaGas. However, AltaGas does not expect that this will have an impact on AltaGas’ ability to meet its obligations.

In addition, Wrangler SPE LLC and Washington Gas made certain ring fencing commitments to the PSC of DC, the PSC of MD, and the SCC of VA with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates, other than Washington Gas and Wrangler SPE LLC (together, the “Ring Fenced Entities”). Because of these ring fencing measures, none of the assets of the Ring Fenced Entities would be available to satisfy the debt or contractual obligations of AltaGas or any non-Ring Fenced Entity Affiliate, including any indebtedness or other contractual obligations of AltaGas, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of any non-Ring Fenced Entity, and vice versa.

	Three Months Ended March 31
($ millions)	2022	2021
Cash from operations	$682	$605
Investing activities	(159)	(191)
Financing activities	(453)	(412)
Increase in cash, cash equivalents, and restricted cash	$70	$2

Cash From Operations

Cash from operations increased by $77 million for the three months ended March 31, 2022 compared to the same period in 2021, primarily due to favorable variances in the net change in operating assets and liabilities, partially offset by lower net income after taxes (after adjusting for non-cash items). The majority of the variance in net change in operating assets and liabilities was due to higher cash flows from accounts payable and accrued liabilities driven by fluctuations in volumes and prices, and higher cash flows from inventory due to fluctuations in commodity prices and sales volumes, partially offset by lower cash flows from accounts receivable due to fluctuations in commodity prices and sales volumes.

Working Capital

($ millions, except working capital ratio)	March 31, 2022	December 31, 2021
Current assets	$3,222	$2,624
Current liabilities	2,901	2,657
Working capital (deficiency)	$321	$(33)
Working capital ratio (1)	1.11	0.99
(1)Calculated as current assets divided by current liabilities.

The increase in the working capital ratio was primarily due to the reclassification of assets held for sale related to the sale of AltaGas' interest in the Aitken Creek processing facilities, increases in cash and cash equivalents, increases in accounts receivable, and a decrease in short-term debt, partially offset by a decrease in inventory and an increase in accounts payable and accrued liabilities. AltaGas’ working capital will fluctuate in the normal course of business.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2022 was $159 million, compared to cash used in investing activities of $191 million in the same period in 2021. Investing activities for the three months ended March 31, 2022

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 24

included proceeds of approximately $20 million primarily related to the disposition of a 60 MW stand-alone energy development project in Goleta, California, partially offset by expenditures of approximately $178 million for property, plant and equipment and intangible assets, and approximately $1 million of contributions to equity investments. Investing activities for the three months ended March 31, 2021 primarily included expenditures of approximately $188 million for property, plant and equipment and intangible assets, and approximately $3 million of contributions to equity investments.

Financing Activities

Cash used in financing activities for the three months ended March 31, 2022 was $453 million, compared to $412 million in the same period in 2021. Financing activities for the three months ended March 31, 2022 were primarily comprised of net repayments of short-term debt and long-term debt of $165 million, net repayments under credit facilities of $196 million, dividends of $87 million, redemption of preferred shares of $300 million, and distributions to non-controlling interests of $5 million, partially offset by issuance of long-term debt of $294 million and proceeds from shares issued on exercise of options of $6 million. Financing activities for the three months ended March 31, 2021 were primarily comprised of net repayments of short-term debt and long-term debt of $239 million, net repayments under credit facilities of $632 million, dividends of $84 million, and distributions to non-controlling interests of $7 million, partially offset by long-term debt issuances of $546 million, contributions from non-controlling interests of $1 million, and proceeds from shares issued on exercise of options of $3 million.

Capital Resources

AltaGas' objective for managing capital is to maintain its investment grade credit ratings, ensure adequate liquidity, optimize the profitability of its existing assets and grow its energy infrastructure to create long‑term value and enhance returns for its investors. AltaGas' capital structure is comprised of shareholders' equity (including non‑controlling interests), short‑term and long‑term debt (including the current portion) less cash and cash equivalents.

The use of debt or equity funding is based on AltaGas’ capital structure, which is determined by considering the norms and risks associated with operations and cash flow stability and sustainability.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 25

($ millions, except net debt-to-total capitalization)	March 31, 2022	December 31, 2021
Short-term debt (1)	$—	$161
Current portion of long-term debt (2)	536	511
Long-term debt (3) (4)	7,708	7,684
Total debt	8,244	8,356
Less: cash and cash equivalents	(135)	(63)
Net debt	$8,109	$8,293
Shareholders' equity	6,820	6,949
Non-controlling interests	659	652
Total capitalization	$15,588	$15,894

Net debt-to-total capitalization (%)	52	52
(1)For the purposes of the net debt calculation, short-term debt excludes third-party project financing obtained on behalf of the United States federal government to provide funds for the construction of certain energy management services projects. As this debt was obtained on behalf of the U.S. government, AltaGas would only need to repay in the event that the project is not completed or accepted by the government. At March 31, 2022, the project financing balance excluded from short-term debt in above table was $nil (December 31, 2021 - $8 million).
(2)Net of debt issuance costs of $1 million as at March 31, 2022 (December 31, 2021 - $1 million).
(3)Net of debt issuance costs of $44 million as at March 31, 2022 (December 31, 2021 - $43 million).
(4)Included in total long-term debt is $300 million of subordinated hybrid notes with a coupon rate of 5.25 percent, due on January 11, 2082. The subordinated notes were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated January 5, 2022.

As at March 31, 2022, AltaGas’ total debt primarily consisted of outstanding medium term notes (MTNs) of $4.3 billion (December 31, 2021 - $4.3 billion), WGL and Washington Gas long-term debt of $2.3 billion (December 31, 2021 - $2.4 billion), reflecting fair value adjustments on acquisition, SEMCO long‑term debt of $620 million (December 31, 2021 - $633 million), $597 million drawn under the bank credit facilities (December 31, 2021 - $495 million), $300 million of subordinated hybrid notes (December 31, 2021 - $nil) and short-term debt of $nil (December 31, 2021 - $169 million). In addition, AltaGas had $269 million of letters of credit outstanding (December 31, 2021 - $245 million).

As at March 31, 2022, AltaGas’ total market capitalization was approximately $7.9 billion based on approximately 281 million common shares outstanding and a closing trading price on March 31, 2022 of $28.00 per common share.

AltaGas' earnings interest coverage for the rolling twelve months ended March 31, 2022 was 2.1 times (twelve months ended March 31, 2021 – 2.3 times).

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 26

Credit Facilities		Drawn at	Drawn at
($ millions)	Borrowing capacity	March 31, 2022	December 31, 2021
AltaGas demand credit facilities (1) (2)	$70	$1	$34
AltaGas revolving credit facilities (1) (2)	2,300	527	375
SEMCO Energy US$150 million credit facilities (1) (2)	187	70	120
WGL US$300 million revolving credit facility (1) (2) (3)	375	61	342
Washington Gas US$450 million revolving credit facility (1) (2) (3)	562	104	288
Petrogas revolving credit facilities	200	—	—
Petrogas demand credit facilities	25	—	—
	$3,719	$763	$1,159
(1)Amount drawn at March 31, 2022 converted at the month‑end rate of 1 U.S. dollar = 1.2496 Canadian dollar (December 31, 2021 - 1 U.S. dollar = 1.2678 Canadian dollar).
(2)All US$ borrowing capacity was converted at the March 31, 2022 Canadian/U.S. dollar month-end exchange rate.
(3)Amounts drawn include commercial paper that is supported by the long term facilities. WGL and Washington Gas have the right to request additional borrowings of up to US$100 million with the bank’s approval, for a total of US$400 million and US$550 million on their respective facilities.

In addition to the facilities listed above, AltaGas has demand letter of credit facilities of $461 million (December 31, 2021 - $467 million). At March 31, 2022, there were letters of credit for $269 million (December 31, 2021 - $245 million) issued on these facilities and less than $1 million (December 31, 2021 - less than $1 million) issued on the Company's revolving credit facilities.

WGL and Washington Gas use short-term debt in the form of commercial paper or unsecured short-term bank loans to fund seasonal cash requirements. Revolving committed credit facilities are maintained in an amount equal to or greater than the expected maximum commercial paper position. At March 31, 2022, commercial paper outstanding totaled $165 million for WGL and Washington Gas (December 31, 2021 – $630 million).

All of the borrowing facilities have covenants customary for these types of facilities, which must be met at each quarter end. AltaGas and its subsidiaries have been in compliance with all financial covenants each quarter since the establishment of the facilities. AltaGas and its subsidiaries are also in compliance with trust indenture requirements for its MTNs as at March 31, 2022 and December 31, 2021.

The following table summarizes the Corporation's primary financial covenants as defined by the credit facility agreements:

Ratios	Debt covenant requirements	As at March 31, 2022
Bank debt-to-capitalization (1) (2)	not greater than 65%	less than 51%
Bank EBITDA-to-interest expense (1) (2)	not less than 2.5x	greater than 4.4x
Bank debt-to-capitalization (SEMCO) (2) (3)	not greater than 60%	less than 43%
Bank EBITDA-to-interest expense (SEMCO) (2) (3)	not less than 2.25x	greater than 10.5x
Bank debt-to-capitalization (WGL) (2) (4)	not greater than 65%	less than 42%
Bank debt-to-capitalization (Washington Gas) (2) (4)	not greater than 65%	less than 46%
Net debt-to-EBITDA (Petrogas) (2) (5)	not greater than 4.00x	less than 0.2x
Net Senior debt-to-EBITDA (Petrogas) (2) (5)	not greater than 3.00x	less than 0.1x
Interest Coverage (Petrogas) (2) (5)	not less than 3.00x	greater than 19.0x
(1)Calculated in accordance with the Corporation’s $2.3 billion credit facility agreement, which is available on SEDAR at www.sedar.com. The covenants are equivalent and applicable to all the Corporation’s committed credit facilities.
(2)Estimated, subject to final adjustments.
(3)Bank EBITDA-to-interest expense (SEMCO) and Bank debt-to-capitalization (SEMCO) are calculated based on SEMCO’s consolidated financial statements and are calculated similarly to Bank debt-to-capitalization and Bank EBITDA-to-interest expense.
(4)WGL’s bank debt-to-capitalization ratio is calculated based on WGL’s consolidated financial statements.
(5)Calculated in accordance with the Petrogas credit facility agreement.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 27

On February 22, 2021, a $2.5 billion base shelf prospectus for the issuance of certain types of future public debt and/or equity issuances was filed to replace the base shelf prospectus dated September 25, 2019. This enables AltaGas to access the Canadian capital markets on a timely basis during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2022, approximately $1.7 billion was available under the base shelf prospectus.

On February 22, 2021, AltaGas filed a US$2.0 billion short form base shelf prospectus in both Alberta and the U.S. to replace the US$2.0 billion short form base shelf prospectus filed on January 21, 2020. This will enable AltaGas to access the U.S. capital markets during the 25-month period that the base shelf prospectus remains effective. As at March 31, 2022, US$2.0 billion was available under the base shelf prospectus.

Related Party Transactions

In the normal course of business, AltaGas transacts with its subsidiaries, affiliates, and joint ventures. There were no significant changes in the nature of the related party transactions described in Note 30 of the 2021 Annual Consolidated Financial Statements.

Risk Management

Risks Related to COVID-19

To date, AltaGas has been able to respond to the COVID-19 related challenges without materially disrupting its operations and business. Given the ongoing and dynamic nature of the COVID-19 pandemic, further impacts will depend on future developments and factors outside of AltaGas' control, which are uncertain, evolving, and cannot be predicted. This includes new information which may emerge concerning the severity or duration of the pandemic, including new COVID-19 variants and the efficacy of vaccines, as well as actions taken by governments and others to contain or mitigate the impacts of COVID-19. Such developments could include disruptions which may have an adverse effect on our customers, suppliers, regulators, business, operations, or financial results. AltaGas continues to take proactive steps to effectively prepare for and address the evolution of risks and regulatory mandates in the jurisdictions in which it operates. There can be no assurance that AltaGas' strategies to address potential disruptions will mitigate these risks or the adverse impacts to its business, operations, and financial results. While the Company has begun the reintegration of its workplaces, AltaGas' approach has been, and will continue to be, risk-based and guided by its core values. The health and safety of AltaGas' employees, customers, contractors, and the communities in which it operates is the top priority and is integrated into each aspect of AltaGas' response efforts.

AltaGas has identified the following as potential direct or indirect impacts to its business and operations from the pandemic:

▪COVID-19 variants: Widespread inability of AltaGas’ workforce or contractors to perform their duties as a result of pervasive incidence of a COVID-19 variant or inability to comply with any applicable mandates on a timely basis would have an adverse impact on AltaGas’ ability to continue normal operations; and
▪Return to work: Although AltaGas has begun reintegrating its personnel to its workplace, the occurrence of additional waves of the virus or its variants may require AltaGas to reassess integration plans.

To the extent these risks materialize, the Corporation’s ability to carry out its business plans for the remainder of 2022 may be adversely impacted.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 28

Political Uncertainty, Terrorism and Activism

Uncertainty exists with regard to the political climate globally and in the jurisdictions where AltaGas operates. Changes in social, political, regulatory, or economic conditions, or in laws and policies governing health and safety, environment, development, tax, foreign trade, investment or energy could materially adversely affect AltaGas' business and operations. Terrorist attacks and threats (including cyber-attacks), escalation of military activity or acts of war, or other civil unrest or activism may have significant effects on general economic conditions and could adversely affect AltaGas' business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or Canada, or military or trade disruptions may significantly affect AltaGas' operations. Strategic targets, such as energy related assets, may be at greater risk of future attacks than other targets in the U.S. and Canada. In addition, Canadian and American government agencies have increased their warnings of potential cyberattacks by Russia against critical North American infrastructure. Further, increased environmental activism against pipeline construction and operation could potentially result in work delays, reduced demand for AltaGas' products and services, increased legislation or denial or delay of permits and rights-of-way. It is possible that any of these occurrences, or a combination of them, could adversely affect AltaGas' business, operations or financial results.

Other

AltaGas is exposed to various market risks in the normal course of operations that could impact earnings and cash flows. AltaGas enters into physical and financial derivative contracts to manage exposure to fluctuations in commodity prices and foreign exchange rates, as well as to optimize certain owned and managed natural gas assets. The Board of Directors of AltaGas has established a risk management policy for the Corporation establishing AltaGas’ risk management control framework. Derivative instruments are governed under, and subject to, this policy. As at March 31, 2022 and December 31, 2021, the fair values of the Corporation’s derivatives were as follows:

($ millions)	March 31, 2022	December 31, 2021
Natural gas	$(124)	$(91)
Energy exports	17	15
NGL frac spread	(24)	(19)
Power	(18)	(26)
Crude oil and NGLs	(2)	(8)
Net derivative liability	$(151)	$(129)

Summary of Risk Management Contracts

Commodity Price Contracts

▪The average indicative spot NGL frac spread for the three months ended March 31, 2022 was approximately $37/Bbl (2021 - $24/Bbl), inclusive of basis differentials. The average NGL frac spread realized by AltaGas (based on average spot price and realized hedge price inclusive of basis differentials) for the three months ended March 31, 2022 was approximately $24/Bbl inclusive of basis differentials (2021 - $15/Bbl).
▪At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. AltaGas is well hedged for the remainder of 2022 with approximately 77 percent of its expected 2022 frac exposed volumes hedged at approximately $35/Bbl, prior to transportation costs. In addition, approximately 41 percent of AltaGas' expected export volumes for the remainder of 2022 are either tolled or financially hedged with an average FEI to North American financial hedge price of approximately US$10/Bbl for non-tolled propane and butane volumes.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 29

AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

Foreign Exchange Contracts

As at March 31, 2022, AltaGas did not have any outstanding foreign exchange forward contracts. The following foreign exchange forward contracts were outstanding as at December 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Foreign exchange swaps (purchases)	US$10	Less than one year	1.2640	Less than $1 million

For the three months ended March 31, 2022, AltaGas recorded no realized gain or loss on all foreign exchange forward contracts (three months ended March 31, 2021 - after-tax realized gain of $7 million).

Weather Instruments

▪For the three months ended March 31, 2022, pre-tax losses of less than $1 million (three months ended March 31, 2021 - $nil) were recorded related to heating degree day (HDD) and cooling degree day (CDD) instruments.

The Effects of Derivative Instruments on the Consolidated Statements of Income

The following table presents the unrealized gains (losses) on derivative instruments as recorded in the Corporation’s Consolidated Statements of Income:

	Three Months Ended March 31
($ millions)	2022	2021
Natural gas	$68	$(7)
Energy exports	16	78
Crude oil and NGLs	6	6
NGL frac spread	(5)	(16)
Power	25	2
Foreign exchange	—	(8)
	$110	$55

Please refer to Note 23 of the 2021 Annual Consolidated Financial Statements and Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022 for further details regarding AltaGas’ risk management activities.

Dividends

Effective March 31, 2022, common share dividends are declared and paid on a quarterly basis. Dividends on preferred shares are paid quarterly. Dividends are at the discretion of the Board of Directors and dividend levels are reviewed periodically, giving consideration to the ongoing sustainable cash flow from operating activities, maintenance and growth capital expenditures, and debt repayment requirements of AltaGas.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 30

The following tables summarize AltaGas’ dividend declaration history:

Common Share Dividends
Year ended December 31
($ per common share)	2022	2021
First quarter	$0.265000	$0.249900
Second quarter	—	0.249900
Third quarter	—	0.249900
Fourth quarter	—	0.249900
Total	$0.265000	$0.999600

Series A Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.191250	$0.191250
Second quarter	—	0.191250
Third quarter	—	0.191250
Fourth quarter	—	0.191250
Total	$0.191250	$0.765000

Series B Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.171920	$0.170690
Second quarter	—	0.170360
Third quarter	—	0.174480
Fourth quarter	—	0.178830
Total	$0.171920	$0.694360

Series C Preferred Share Dividends
Year ended December 31
(US$ per preferred share)	2022	2021
First quarter	$0.330625	$0.330625
Second quarter	—	0.330625
Third quarter	—	0.330625
Fourth quarter	—	0.330625
Total	$0.330625	$1.322500

Series E Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.337063	$0.337063
Second quarter	—	0.337063
Third quarter	—	0.337063
Fourth quarter	—	0.337063
Total	$0.337063	$1.348252

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 31

Series G Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.265125	$0.265125
Second quarter	—	0.265125
Third quarter	—	0.265125
Fourth quarter	—	0.265125
Total	$0.265125	$1.060500

Series H Preferred Share Dividends
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.196582	$0.195349
Second quarter	—	0.195295
Third quarter	—	0.199690
Fourth quarter	—	0.204038
Total	$0.196582	$0.794372

Series K Preferred Share Dividends (1)
Year ended December 31
($ per preferred share)	2022	2021
First quarter	$0.312500	$0.312500
Second quarter	—	0.312500
Third quarter	—	0.312500
Fourth quarter	—	0.312500
Total	$0.312500	$1.250000
(1)On March 31, 2022, AltaGas redeemed all of its outstanding Series K preferred shares.

Critical Accounting Estimates

Since a determination of the value of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of AltaGas' Consolidated Financial Statements requires the use of estimates and assumptions that have been made using careful judgment. AltaGas’ significant accounting policies have remained unchanged and are contained in the notes to the 2021 Annual Consolidated Financial Statements. Certain of these policies involve critical accounting estimates as a result of the requirement to make particularly subjective or complex judgments about matters that are inherently uncertain, and because of the likelihood that materially different amounts could be reported under different conditions or using different assumptions.

AltaGas’ critical accounting estimates relate to revenue recognition, financial instruments, depreciation and amortization expense, accounting for leases, asset retirement obligations and other environmental costs, impairment assessments, inventory valuation, income taxes, pension plans and post-retirement benefits, regulatory assets and liabilities, and contingencies. For a full discussion of these accounting estimates, refer to the 2021 Annual Consolidated Financial Statements and MD&A and Note 2 of the unaudited condensed interim Consolidated Financial Statements as at and for the three months ended March 31, 2022.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 32

Adoption of New Accounting Standards

Effective January 1, 2022, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity". The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments". The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate as an operating lease that and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements.

Future Changes in Accounting Principles

In October 2021, FASB issued ASU 2021-08 "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In November 2021, FASB issued ASU No. 2021-10 "Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance". The amendments in this ASU require annual disclosure about transactions with a government entity, including the nature of the transactions, the method applied to account for the government assistance, impacted line items on the financial statements, and significant terms and conditions of the agreement. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021 and could either be applied prospectively to all new transactions with a government that are entered into after the date of initial application or retrospectively to those transactions. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In March 2022, FASB issued ASU No. 2022-01 "Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method". The amendments in this ASU will allow non-prepayable financial assets to be included in a closed portfolio hedged using the portfolio layer method and promote consistency in single and multiple hedged layers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied on a modified retrospective basis. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 33

Off-Balance Sheet Arrangements

AltaGas did not enter into any material off-balance sheet arrangements during the three months ended March 31, 2022. Reference should be made to the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2021 for further information on off-balance sheet arrangements.

Disclosure Controls and Procedures (DCP) and Internal Control Over Financial Reporting (ICFR)

Management, including the Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining DCP and ICFR, as those terms are defined in National Instrument 52‑109 "Certification of Disclosure in Issuers' Annual and Interim Filings". The objective of this instrument is to improve the quality, reliability, and transparency of information that is filed or submitted under securities legislation.

Management, including the Chief Executive Officer and the Chief Financial Officer, have designed, or caused to be designed under their supervision, DCP and ICFR to provide reasonable assurance that information required to be disclosed by AltaGas in its annual filings, interim filings, or other reports to be filed or submitted by it under securities legislation is made known to them, is reported on a timely basis, financial reporting is reliable, and financial statements prepared for external purposes are in accordance with U.S. GAAP.

The ICFR has been designed based on the framework established in the 2013 Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management has designed the existing framework to result in both a complete and accurate consolidation of related information. During the period covered by this MD&A, there were no changes made to AltaGas’ ICFR that materially affected, or are reasonably likely to materially affect, its ICFR.

It should be noted that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. The design of any system of controls is also based in part on certain assumptions about the likelihood of future events, and there can be no assurances that any design will succeed in achieving its stated goals under all potential conditions.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 34

Share Information

As at April 22, 2022
Issued and outstanding
Common shares	280,637,618
Preferred Shares
Series A	6,746,679
Series B	1,253,321
Series C	8,000,000
Series E	8,000,000
Series G	6,885,823
Series H	1,114,177
Issued
Share options	8,294,734
Share options exercisable	5,628,841

Summary of Consolidated Results for the Eight Most Recent Quarters (1)

($ millions)	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20
Total revenue	3,892	3,140	2,339	2,009	3,085	1,689	969	1,059
Normalized EBITDA (2)	574	341	244	230	674	392	213	206
Net income (loss) applicable to common shares	357	(156)	25	24	337	48	(47)	21
($ per share)	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20
Net income (loss) per common share
Basic	1.27	(0.56)	0.09	0.09	1.21	0.17	(0.17)	0.08
Diluted	1.26	(0.56)	0.09	0.09	1.20	0.17	(0.17)	0.08
Dividends declared	0.27	0.25	0.25	0.25	0.25	0.24	0.24	0.24
(1)Amounts may not add due to rounding.
(2)Non‑GAAP financial measure. See discussion in the Non‑GAAP Financial Measures section of this MD&A.

AltaGas’ quarter-over-quarter financial results are impacted by seasonality, fluctuations in commodity prices, weather, the Canadian/U.S. dollar exchange rate, planned and unplanned plant outages, timing of in-service dates of new projects, and acquisition and divestiture activities.

Revenue for the Utilities is generally the highest in the first and fourth quarters of any given year as the majority of natural gas demand occurs during the winter heating season, which typically extends from November to March.

Other significant items that impacted quarter-over-quarter revenue during the periods noted include:

▪The seasonally colder weather experienced at several of the utilities in the second and third quarters of 2020;
▪The impact of the sale of Pomona and Ripon in the third quarter of 2020;
▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020; and
▪The impact of the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021.

Net income (loss) applicable to common shares is also affected by non-cash items such as deferred income tax, depreciation and amortization expense, accretion expense, provisions on assets, gains or losses on long-term investments, and gains or losses on the sale of assets. In addition, net income (loss) applicable to common shares is also impacted by preferred share

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 35

dividends. For these reasons, the net income (loss) may not necessarily reflect the same trends as revenue. Net income (loss) applicable to common shares during the periods noted was impacted by:

▪After-tax transaction costs and acquired contingencies of approximately $28 million and $18 million incurred throughout 2021 and 2020, respectively, due to the acquisition of Petrogas and other asset sales;
▪The impact of the sale of Pomona and Ripon in the third quarter of 2020;
▪The after-tax provision of approximately $79 million recognized in the fourth quarter of 2020 related to the Alton Natural Gas Storage Project;
▪The impact of the change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in the third quarter of 2020;
▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020;
▪The impact of the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021;
▪The after-tax provision of approximately $43 million recognized in 2021 related to the sale of the majority of WGL Midstream's commodity business;
▪The after-tax provision on equity investments of approximately $209 million recognized in the fourth quarter of 2021 related to AltaGas' investments in MVP, which includes the Mountain Valley Pipeline and MVP Southgate projects;
▪The gain on sale of the energy storage development project in Goleta, California in the first quarter of 2022; and
▪The loss on the Series K Preferred Shares that were redeemed on March 31, 2022.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 36

CONSOLIDATED BALANCE SHEETS
(condensed and unaudited)

As at ($ millions)	March 31, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents (note 20)	$135	$63
Accounts receivable (net of credit losses of $45 million) (note 14)	1,848	1,427
Inventory (note 6)	630	782
Restricted cash holdings from customers (note 20)	1	3
Regulatory assets	41	48
Risk management assets (note 14)	183	113
Prepaid expenses and other current assets (note 20)	166	188
Assets held for sale (note 4)	218	—
	3,222	2,624

Property, plant and equipment	11,038	11,323
Intangible assets	154	171
Operating right of use assets	316	311
Goodwill (note 7)	5,085	5,153
Regulatory assets	386	436
Risk management assets (note 14)	53	51
Prepaid post-retirement benefits	667	674
Long-term investments and other assets (net of credit losses of $1 million) (notes 8, 14, and 20)	230	227
Investments accounted for by the equity method (note 10)	615	623
	$21,766	$21,593

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,862	$1,544
Short-term debt	—	169
Current portion of long-term debt (notes 11 and 14)	536	511
Customer deposits	56	74
Regulatory liabilities	110	79
Risk management liabilities (note 14)	208	128
Operating lease liabilities	98	91
Other current liabilities (note 14)	30	61
Liabilities associated with assets held for sale (note 4)	1	—
	2,901	2,657

Long-term debt (notes 11 and 14)	7,708	7,684
Asset retirement obligations	426	429
Unamortized investment tax credits	2	2
Deferred income taxes	1,215	1,158
Regulatory liabilities	1,397	1,424
Risk management liabilities (note 14)	179	165
Operating lease liabilities	245	253
Other long-term liabilities	132	134
Future employee obligations	82	86
	$14,287	$13,992

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 37

As at ($ millions)	March 31, 2022	December 31, 2021

Shareholders' equity
Common shares, no par values, unlimited shares authorized; 2022 - 280.5 million and 2021 - 280.3 million issued and outstanding (note 16)	$6,740	$6,735
Preferred shares (note 16)	786	1,076
Contributed surplus	389	388
Accumulated deficit	(960)	(1,243)
Accumulated other comprehensive income (AOCI) (note 12)	(135)	(7)
Total shareholders' equity	6,820	6,949
Non-controlling interests	659	652
Total equity	$7,479	$7,601
	$21,766	$21,593

Variable interest entities (note 9)
Commitments, guarantees, and contingencies (note 18)
Seasonality (note 21)
Segmented information (note 22)
Subsequent events (note 23)

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 38

CONSOLIDATED STATEMENTS OF INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions except per share amounts)	2022	2021

REVENUE (note 13)	$3,892	$3,085

EXPENSES
Cost of sales, exclusive of items shown separately	2,831	2,016
Operating and administrative	400	366
Accretion expenses	2	—
Depreciation and amortization	112	99
Provisions on assets (note 5)	—	76
	3,345	2,557

Income from equity investments (note 10)	3	3
Other income	26	16
Foreign exchange losses	(1)	(4)
Interest expense	(71)	(70)
Income before income taxes	504	473
Income tax expense
Current	45	30
Deferred	62	72
Net income after taxes	397	371

Net income applicable to non-controlling interests	17	21
Net income applicable to controlling interests	380	350
Preferred share dividends	(13)	(13)
Loss on redemption of preferred shares (note 16)	(10)	—
Net income applicable to common shares	$357	$337

Net income per common share (note 17)
Basic	$1.27	$1.21
Diluted	$1.26	$1.20

Weighted average number of common shares outstanding (millions) (note 17)
Basic	280.4	279.5
Diluted	282.8	280.2

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 39

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(condensed and unaudited)

Three months ended March 31 ($ millions)	2022	2021

Net income after taxes	$397	$371
Other comprehensive loss, net of taxes
Loss on foreign currency translation	(129)	(119)
Unrealized gain on net investment hedge	1	—
Reclassification of actuarial gains and prior service credits on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (notes 12 and 19)	—	2
Total other comprehensive loss (OCI), net of taxes (note 12)	(128)	(117)
Comprehensive income attributable to controlling interests and non-controlling interests, net of taxes	$269	$254

Comprehensive income attributable to:
Non-controlling interests	$12	$21
Controlling interests	257	233
	$269	$254

 See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 40

CONSOLIDATED STATEMENTS OF EQUITY
(condensed and unaudited)

Three months ended March 31 ($ millions)	2022	2021

Common shares (note 16)
Balance, beginning of period	$6,735	$6,723
Shares issued for cash on exercise of options	6	3
Deferred taxes on share issuance costs	(1)	(1)
Balance, end of period	$6,740	$6,725
Preferred shares (note 16)
Balance, beginning of period	$1,076	$1,077
Redemption of preferred shares	(290)	—
Balance, end of period	$786	$1,077
Contributed surplus
Balance, beginning of period	$388	$383
Share options expense	1	1
Balance, end of period	$389	$384
Accumulated deficit
Balance, beginning of period	$(1,243)	$(1,192)
Net income applicable to controlling interests	380	350
Common share dividends	(74)	(71)
Preferred share dividends	(13)	(13)
Loss on redemption of preferred shares (note 16)	(10)	—
Balance, end of period	$(960)	$(926)
AOCI (note 12)
Balance, beginning of period	$(7)	$50
Other comprehensive loss	(128)	(117)
Balance, end of period	$(135)	$(67)
Total shareholders' equity	$6,820	$7,193

Non-controlling interests
Balance, beginning of period	$652	$620
Net income applicable to non-controlling interests	17	21
Foreign currency translation adjustments	(5)	—
Contributions from non-controlling interests to subsidiaries	—	1
Distributions by subsidiaries to non-controlling interests	(5)	(7)
Balance, end of period	$659	$635
Total equity	$7,479	$7,828

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 41

CONSOLIDATED STATEMENTS OF CASH FLOWS
(condensed and unaudited)

Three months ended March 31 ($ millions)	2022	2021
Cash from operations
Net income after taxes	$397	$371
Items not involving cash:
Depreciation and amortization	112	99
Provisions on assets (note 5)	—	76
Accretion expenses	2	—
Share-based compensation (note 16)	1	2
Deferred income tax expense	62	72
Gains on sale of assets (note 3)	(7)	—
Income from equity investments (note 10)	(3)	(3)
Unrealized gains on risk management contracts (note 14)	(110)	(55)
Amortization of deferred financing costs	2	1
Provision for doubtful accounts	10	8
Change in pension and other post-retirement benefits	(11)	(6)
Other	—	7
Asset retirement obligations settled	(2)	(1)
Distributions from equity investments	4	4
Changes in operating assets and liabilities (note 20)	225	30
	$682	$605
Investing activities
Capital expenditures - property, plant and equipment	(174)	(184)
Capital expenditures - intangible assets	(4)	(4)
Contributions to equity investments	(1)	(3)
Proceeds from disposition of assets, net of transaction costs (note 3)	20	—
	$(159)	$(191)
Financing activities
Net repayment of short-term debt	(161)	(235)
Issuance of long-term debt, net of debt issuance costs	294	546
Repayment of long-term debt	(4)	(4)
Net repayment under credit facilities	(196)	(632)
Dividends - common shares	(74)	(71)
Dividends - preferred shares	(13)	(13)
Distributions to non-controlling interests	(5)	(7)
Contributions from non-controlling interests	—	1
Net proceeds from shares issued on exercise of options (note 16)	6	3
Redemption of preferred shares (note 16)	(300)	—
	$(453)	$(412)
Change in cash, cash equivalents, and restricted cash	70	2
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1)	(1)
Cash, cash equivalents, and restricted cash, beginning of period	84	74
Cash, cash equivalents, and restricted cash, end of period (note 20)	$153	$75

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 42

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1. Organization and Overview of the Business

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, Ridley Island LPG Export Limited Partnership, AltaGas Pacific Partnership, AltaGas LPG Limited Partnership, Petrogas Energy Corporation (Petrogas), Petrogas Holdings Partnership, and Petrogas Inc. In the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

AltaGas is a leading energy infrastructure company that connects natural gas and NGLs to domestic and global markets. The Company operates a diversified, lower-risk, high-growth energy infrastructure business that is focused on delivering resilient and durable value for its stakeholders.

AltaGas' operating segments include the following:

▪    Utilities, which owns and operates franchised, cost-of-service, rate regulated natural gas distribution and storage utilities that provide safe, reliable, affordable energy to approximately 1.7 million residential and commercial customers. This includes operating four utilities that operate across five major U.S. jurisdictions with a rate base of approximately US$4.8 billion. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which sells natural gas and electricity directly to residential, commercial, and industrial customers located in Maryland, Virginia, Delaware, Pennsylvania, Ohio, and the District of Columbia; and

▪    Midstream, which is a leading North American platform that connects customers and markets from wellhead to tidewater and beyond. The three pillars of the Midstream business include: 1) global exports, which includes AltaGas' two LPG export terminals; 2) natural gas gathering and extraction; and 3) fractionation and liquids handling. AltaGas' Midstream segment also its natural gas and NGL marketing business, domestic logistics, trucking and rail terminals, and liquid storage capability.

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of gas-fired power generation and distribution assets capable of generating 578 MW of power in California and Colorado, certain of which are pending sale.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 43

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by Management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation's 2021 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In Management's opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52‑107, "Acceptable Accounting Principles and Auditing Standards" (NI 52‑107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On February 22, 2021, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas is an SEC issuer and is entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence, but not control over are accounted for using the equity method.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non‑controlling interest in a subsidiary that AltaGas controls, that non‑controlling interest is reflected as “non‑controlling interests” in the Consolidated Financial Statements. The non‑controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in "net income applicable to non-controlling interests".

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; valuation of inventory at the lower of cost or net realizable value; fair value of property, plant and equipment, investments accounted for by the equity method, and goodwill for impairment assessments; fair value of financial instruments; measurement of credit losses; provisions for income taxes; assumptions used to measure employee future benefits; provisions for contingencies; purchase price allocations; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas' subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 44

finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation's 2021 annual audited Consolidated Financial Statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2022, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity". The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments". The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate as an operating lease that and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements.

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In October 2021, FASB issued ASU 2021-08 "Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers". The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In November 2021, FASB issued ASU No. 2021-10 "Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance". The amendments in this ASU require annual disclosure about transactions with a government entity, including the nature of the transactions, the method applied to account for the government assistance, impacted line items on the financial statements, and significant terms and conditions of the agreement. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021 and could either be applied prospectively to all new transactions with a government that are entered into after the date of initial application or retrospectively to those transactions. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 45

In March 2022, FASB issued ASU No. 2022-01 "Derivatives and Hedging (Topic 815): Fair Value Hedging - Portfolio Layer Method". The amendments in this ASU will allow non-prepayable financial assets to be included in a closed portfolio hedged using the portfolio layer method and promote consistency in single and multiple hedged layers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied on a modified retrospective basis. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

3. Dispositions

Energy Storage Development Project

In the first quarter of 2022, AltaGas completed the sale of a 60 MW stand-alone energy storage development project in Goleta, California for total proceeds of approximately $19 million (US$15 million), subject to certain contingencies. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $7 million in the Consolidated Statements of Income under the line item "other income" for the three months ended March 31, 2022.

4. Assets Held for Sale

As at	March 31, 2022	December 31, 2021
Assets held for sale
Accounts receivable	$1	$—
Property, plant and equipment	214	—
Deferred income taxes	3	—
	$218	$—

Liabilities associated with assets held for sale
Asset retirement obligations	$1	$—
	$1	$—

Midstream Processing Facilities

In January 2022, AltaGas agreed to sell one of its customers its interest in the Aitken Creek processing facilities for cash consideration of approximately $224 million, net of closing adjustments. As such, the carrying value of the assets and liabilities related to these processing facilities were classified as held for sale at March 31, 2022, which resulted in the reclassification of $214 million of assets to assets held for sale and $1 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The transaction closed on April 12, 2022.

Brush II

On February 11, 2022, AltaGas entered into a stock purchase agreement to sell a 70MW combined cycle power plant in Brush, Colorado. As such, the carrying value of the assets and liabilities related to AltaGas Brush Energy Inc. were classified as held for sale at March 31, 2022, which resulted in the reclassification of $4 million of assets to assets held for sale and less than $1 million of liabilities to liabilities associated with assets held for sale on the Consolidated Balance Sheets. The transaction is expected to close in the second quarter of 2022.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 46

5. Provisions on Assets

Three Months Ended March 31	2022	2021
Midstream	$—	$76
	$—	$76

Midstream

For the three months ended March 31, 2021, AltaGas recorded a pre-tax provision of $76 million related to the sale of the majority of WGL Midstream's commodity business. Of this, $57 million related to intangible assets and the remaining $19 million related to a reduction of the carrying value of the assets to fair value less costs to sell, which was subsequently reversed in the second quarter of 2021 due to an increase in the fair value of the net assets held for sale upon close of the transaction in April 2021.

6. Inventory

As at	March 31, 2022	December 31, 2021
Natural gas liquids	$178	$175
Natural gas held in storage (a)	147	341
Crude oil and condensate	160	109
Renewable energy credits and emission compliance instruments	70	82
Materials and supplies	70	70
Processed finished products	5	5
	$630	$782
(a)As at March 31, 2022, $142 million of the natural gas held in storage was held by rate-regulated utilities (December 31, 2021 - $304 million).

7. Goodwill

As at	March 31, 2022	December 31, 2021
Balance, beginning of period	$5,153	$5,039
Adjustment to goodwill on business acquisition	—	147
Goodwill included in dispositions	—	(13)
Foreign exchange translation	(68)	(20)
Balance, end of period	$5,085	$5,153

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8. Long-Term Investments and Other Assets

As at	March 31, 2022	December 31, 2021
Deferred lease receivable	$22	$15
Debt issuance costs associated with credit facilities	8	8
Refundable deposits	9	9
Prepayment on long-term service agreements	72	72
Deferred information technology costs	6	6
Cash calls from joint venture partners (a)	23	23
Contract asset (net of credit losses of $1 million) (notes 13 and 14)	40	41
Rabbi trust (notes 19 and 20)	9	10
Capitalized contract costs	5	5
Financial transmission rights	16	17
Other	20	21
	$230	$227
(a)Represents a cash advance to a joint venture partner as part of a construction, ownership and operation (CO&O) agreement.

9. Variable Interest Entities

Consolidated VIEs

AltaGas consolidates a variable interest entity (VIE) where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating, and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIEs:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own, and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries provide operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 48

of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET's operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

The following table represents amounts included in the Consolidated Balance Sheets attributable to RILE LP:

As at	March 31, 2022	December 31, 2021
Current assets	$16	$6
Property, plant and equipment	356	357
Long-term investments and other assets	47	47
Current liabilities	(13)	(8)
Asset retirement obligations	(3)	(3)
Net assets	$403	$399

AltaGas Hybrid Trust

On January 11, 2022, AltaGas closed its offering of $300 million of 5.25 percent Fixed-to-Fixed Rate Subordinated Notes, Series 1 (Note 11). In conjunction with the debt offering, AltaGas issued $300 million in Preferred Shares, Series 2022-A, to be held in the AltaGas Hybrid Trust with Computershare Trust Company of Canada acting as trustee. The Preferred Shares were issued to satisfy the obligations under the indenture governing the associated Series 1 Subordinated Notes. Following the occurrence of certain bankruptcy or insolvency events in respect of AltaGas, subject to certain exceptions, the Series 2022-A Preferred Shares would be delivered to the holders of the Series 1 Subordinated Notes. Upon delivery of the Series 2022-A Preferred Shares, the Series 1 Subordinated Notes would be immediately and automatically surrendered and cancelled and all rights of any Series 1 Subordinated Notes will automatically cease. The only asset held by the holding trust are the Series 2022-A Preferred Shares.

AltaGas has determined that AltaGas Hybrid Trust is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through its role as the sole administrative agent. In addition, AltaGas has the obligation to absorb the administrative expenses that are significant to the trust through the associated administrative agreement. As such, AltaGas has consolidated the AltaGas Hybrid Trust.

Unconsolidated VIE

Strathcona Storage Limited Partnership (SSLP)

Upon the acquisition of Petrogas on December 15, 2020, AltaGas acquired an indirect interest in SSLP, a partnership formed with ATCO Energy Solutions Ltd. to construct, operate, and maintain underground NGL storage caverns at Fort Saskatchewan, Alberta. The facility currently has four underground NGL storage salt caverns in service, with a fifth cavern under development.

As at March 31, 2022, AltaGas held an indirect 30 percent equity investment in SSLP with a carrying value of $131 million (December 31, 2021 - $131 million). SSLP is not consolidated by Petrogas and instead is accounted for by the equity method of accounting. Petrogas is not the primary beneficiary of SSLP and it does not have the power to direct the activities most significant to the economic performance of SSLP. The maximum financial exposure to loss as a result of the involvement with this VIE is equal to AltaGas' net investment in SSLP.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 49

10. Investments Accounted for by the Equity Method

			Carrying value as at
	Location	Ownership Percentage	March 31, 2022	December 31, 2021
Eaton Rapids Gas Storage System	United States	50	$26	$27
Mountain Valley Pipeline, LLC (MVP) (a)	United States	10	440	447
Sarnia Airport Storage Pool LP	Canada	50	17	17
Petrogas Terminals Penn LLC	United States	37	1	1
Strathcona Storage LP	Canada	30	131	131
			$615	$623
(a)The equity method is considered appropriate because MVP is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies. In the fourth quarter of 2021, a provision was recorded against the equity investment in MVP due to ongoing legal and regulatory issues.

			Equity income for the three months ended March 31
	Location	Ownership Percentage	2022	2021
Eaton Rapids Gas Storage System	United States	50	$2	$1
Strathcona Storage LP	Canada	30	1	2
			$3	$3

The carrying amount of certain equity investments differs from the amount of the underlying equity in net assets. These basis differences include amounts related to purchase accounting adjustments, capitalized interest, and a contractual cap on contributions to MVP.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 50

11. Long-Term Debt

As at	Maturity date	March 31, 2022	December 31, 2021
Credit facilities
$2 billion unsecured extendible revolving facility (a)	4-May-2026	$527	$375
US$150 million unsecured extendible revolving facility	20-Dec-2026	70	120
Commercial paper (b)	Various	165	469
AltaGas Ltd. medium-term notes (MTNs)
$500 million Senior unsecured - 2.61 percent	16-Dec-2022	500	500
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300	300
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200	200
$350 million Senior unsecured - 1.23 percent	18-Mar-2024	350	350
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	300	300
$500 million Senior unsecured - 2.16 percent	10-Jun-2025	500	500
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	350	350
$200 million Senior unsecured - 2.17 percent	16-Mar-2027	200	200
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	200	200
$500 million Senior unsecured - 2.08 percent	30-May-2028	500	500
$200 million Senior unsecured - 2.48 percent	30-Nov-2030	200	200
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100	100
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	300	300
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250	250
WGL and Washington Gas MTNs and private placement notes
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	25	25
US$41 million Senior unsecured - 5.44 percent	11-Aug-2025	51	51
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct 2026	66	67
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	90	91
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	65	66
US$9 million Senior unsecured - 7.50 percent	1-Apr-2030	11	11
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	62	63
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	94	95
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	94	95
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Nov 2044	375	380
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	562	572
US$400 million Senior unsecured - 3.65 percent (c)	15-Sep-2049	520	528
US$200 million Senior unsecured - 2.98 percent	15-Dec-2051	250	254
SEMCO long-term debt
US$82 million CINGSA Senior Secured - 4.48 percent (d)	2-Mar-2032	58	63
US$225 million First Mortgage Bonds - 2.45 percent	21-Apr-2030	281	285
US$225 million First Mortgage Bonds - 3.15 percent	21-Apr-2050	281	285
Subordinated hybrid notes
$300 million subordinated notes, series 1 (e)	11-Jan-2082	300	—
Fair value adjustment on WGL Acquisition		75	77
Finance lease liabilities		17	17
		$8,289	$8,239
Less debt issuance costs		(45)	(44)
		$8,244	$8,195
Less current portion		(536)	(511)
		$7,708	$7,684
(a)Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers' acceptances, or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made. This facility has a $2 billion five-year extendable committed revolving tranche and a $300 million two-year extendable side car liquidity revolving facility.
(b)Commercial paper is supported by the availability of long-term committed credit facilities maturing in 2024. Commercial paper intended to be repaid within the next year is recorded as short-term debt.
(c)The outstanding balance includes a US$16 million premium which is amortized as a reduction to interest expense over the term of the note.
(d)Collateral for the CINGSA senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.
(e)On January 11, 2022, AltaGas closed its offering of $300 million of 5.25 percent Fixed-to-Fixed Rate Subordinated Notes, Series 1, due January 11, 2082. The subordinated notes were offered under AltaGas' short form base shelf prospectus dated February 22, 2021, as supplemented by a prospectus supplement dated January 5, 2022.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 51

12. Accumulated Other Comprehensive Income (Loss)

	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Total
Opening balance, January 1, 2022	$(8)	$(158)	$159	$(7)
OCI before reclassification	—	1	(129)	(128)
Current period OCI (pre-tax)	—	1	(129)	(128)
Net current period OCI	—	1	(129)	(128)
Ending balance, March 31, 2022	$(8)	$(157)	$30	$(135)

Opening balance, January 1, 2021	$(12)	$(158)	$220	$50
OCI before reclassification	—	—	(119)	(119)
Amounts reclassified from AOCI	2	—	—	2
Current period OCI (pre-tax)	2	—	(119)	(117)
Net current period OCI	2	—	(119)	(117)
Ending balance, March 31, 2021	$(10)	$(158)	$101	$(67)

Reclassification From Accumulated Other Comprehensive Income (Loss)

AOCI components reclassified	Income statement line item	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Defined benefit pension and PRB plans	Other income	$—	$2
		$—	$2

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 52

13. Revenue

The following tables disaggregate revenue by major sources for the period:

	Three Months Ended March 31, 2022
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$438	$1,720	$—	$2,158
Midstream service contracts	—	530	—	530
Gas sales and transportation services	1,209	—	—	1,209
Storage services	6	—	—	6
Other	2	—	1	3
Total revenue from contracts with customers	$1,655	$2,250	$1	$3,906

Other sources of revenue
Revenue from alternative revenue programs (a)	$31	$—	$—	$31
Leasing revenue (b)	—	39	19	58
Risk management and trading activities (c)	(77)	(22)	—	(99)
Other	(8)	4	—	(4)
Total revenue from other sources	$(54)	$21	$19	$(14)
Total revenue	$1,601	$2,271	$20	$3,892
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 53

	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$368	$1,039	$—	$1,407
Midstream service contracts	—	601	—	601
Gas sales and transportation services	1,015	—	—	1,015
Storage services	6	—	—	6
Other	2	—	2	4
Total revenue from contracts with customers	$1,391	$1,640	$2	$3,033

Other sources of revenue
Revenue from alternative revenue programs (a)	$27	$—	$—	$27
Leasing revenue (b)	—	42	20	62
Risk management and trading activities (c) (d)	(3)	(36)	(1)	(40)
Other	(7)	8	2	3
Total revenue from other sources	$17	$14	$21	$52
Total revenue	$1,408	$1,654	$23	$3,085
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)    Trading margins in the Midstream segment are reported in risk management and trading activities. Prior to the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021, WGL entered into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended March 31, 2021 of $142 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract and an Asset Management Agreement (AMA), which were in scope of ASC 606, were reported within risk management and trading activities. While the GAIL contract and AMA were individually not accounted for as derivatives, they were inseparable from the overall trading portfolio. Revenue from the GAIL contract was recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract had a term of 20 years and began on March 31, 2018. Revenue from the AMA was recognized based on the amount WGL Midstream had the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. AltaGas completed the sale of the majority of WGL Midstream's commodity business, including the GAIL contract and the AMA, in April 2021.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

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Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Commodity Sales

Commodity sales include gas and electricity sales to residential, commercial, and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms, but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at RIPET and Ferndale generate revenue from the sale and delivery of LPGs to customers in Asia shipped from offshore export terminals. Revenue is recognized when LPGs are loaded onto transport vessels, which is the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of LPGs loaded on a vessel. Petrogas' commodity sales also include the sale of upgraded crude oil, processed finished products, and various fuels. Delivery takes place when there is a sales contract in place, specifying delivery volumes and sales prices. The consideration received under these contracts is variable based on commodity prices.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, storage facilities, truck hauling services, rail and truck loading and unloading terminalling, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service – The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay – The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 55

make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Petrogas' storage fees are typically recognized in revenue ratably over the term of the contract and rail and truck loading and unloading fees are recognized when the volumes are delivered or received.

Corporate/Other Segment

For the Corporate/Other segment, the majority of revenue relates to remaining power assets, from which revenue is primarily earned through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606.

Contract Balances

As at March 31, 2022, a contract asset of $41 million ($40 million net of credit losses) has been recorded within long-term investments and other assets on the Consolidated Balance Sheets (December 31, 2021 – $41 million net of credit losses). This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification was recognized at the pre-modification rate until December 31, 2020, with the excess revenue recorded as a contract asset. The contract asset is now being drawn down over the remaining term of the modified contract.

In addition, at March 31, 2022, there is a contract asset of $4 million (December 31, 2021 - $13 million) recorded within prepaid expenses and other current assets on the Consolidated Balance Sheets for WGL Energy Systems’ unbilled revenue relating to design-build construction contracts. The contract asset represents unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Right to payment is achieved when the projects are formally “accepted” by the federal government. At March 31, 2022, contract liabilities of $nil (December 31, 2021 - $1 million) have been recorded within other current liabilities on the Consolidated Balance Sheets. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract Assets

As at	March 31, 2022	December 31, 2021
Balance, beginning of period	$54	$71
Amortization (a)	(1)	(4)
Transfers to accounts receivable (b)	(9)	(13)
Balance, end of period	$44	$54
(a)Represents the drawdown of a contract asset under a blend-and-extend contract modification.
(b)Amounts included in contract assets are transferred to accounts receivable when AltaGas’ right to consideration becomes unconditional.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 56

Contract Liabilities

As at	March 31, 2022	December 31, 2021
Balance, beginning of period	$1	$—
Additions	—	1
Revenue recognized from contract liabilities (a)	(1)	—
Balance, end of period	$—	$1
(a)Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of March 31, 2022:

	Remainder of 2022	2023	2024	2025	2026	> 2026	Total
Midstream service contracts	$88	$106	$106	$103	$100	$769	$1,272
Storage services	18	24	24	24	24	125	239
Other	1	2	2	2	2	7	16
	$107	$132	$132	$129	$126	$901	$1,527

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

14. Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt, and certain other current and long-term liabilities.

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within Level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 57

the futures, over-the-counter, and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair values of power, natural gas, NGL, LPG, ocean freight, and crude oil derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, Long-term debt and Other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

Risk management assets and liabilities - the fair values of power, natural gas, NGL, and crude oil derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of Level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Loans and receivables – the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 58

As at	March 31, 2022
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$179	$—	$113	$66	$179
Risk management assets - non-current	52	—	30	22	52
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	4	—	3	1	4
Risk management assets - non-current	1	—	—	1	1
	$236	$—	$146	$90	$236
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$188	$—	$54	$134	$188
Risk management liabilities - non-current	87	—	6	81	87
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	20	—	—	20	20
Risk management liabilities - non-current	92	—	—	92	92
Amortized cost
Current portion of long-term debt	536	—	536	—	536
Long-term debt	7,708	—	7,490		7,490
Other current liabilities (b)	9	—	9	—	9
	$8,640	$—	$8,095	$327	$8,422
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 59

As at	December 31, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$112	$—	$73	$39	$112
Risk management assets - non-current	50	—	22	28	50
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	1	—	—	1	1
Risk management assets - non-current	1	—	—	1	1
	$164	$—	$95	$69	$164
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$113	$—	$58	$55	$113
Risk management liabilities - non-current	90	—	11	79	90
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	15	—	—	15	15
Risk management liabilities - non-current	75	—	—	75	75
Amortized cost
Current portion of long-term debt	511	—	511	—	511
Long-term debt	7,684	—	7,898	—	7,898
Other current liabilities (b)	43	—	43	—	43
	$8,531	$—	$8,521	$224	$8,745
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

Financial assets and liabilities not included in the fair value hierarchy table include money market funds, short-term debt, and commercial paper. The carrying value of these financial instruments approximate their fair value, which reflects the short-term maturity and/or normal credit terms of these financial instruments.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at March 31, 2022:

	Net Fair Value	Valuation Technique	Unobservable Inputs	Range			Weighted Average (a)
Natural gas	$(135)	Discounted Cash Flow	Natural Gas Basis Price (per Dth)	$(2.09)	-	$8.02	$(0.67)
Natural gas	$(2)	Option Model	Natural Gas Basis Price (per Dth)	$(2.42)	-	$6.74	$0.65
			Annualized Volatility of Spot Market Natural Gas	16%	-	306%	42%
Electricity	$(100)	Discounted Cash Flow	Electricity Congestion Price (per MWh)	$(9.02)	-	$144.20	$21.91
(a)Unobservable inputs were weighted by transaction volume.

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The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

Three Months Ended March 31	2022			2021
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(107)	$(48)	$(155)	$(74)	$(19)	$(93)
Realized and unrealized gains (losses):
Recorded in income	(11)	(59)	(70)	6	(3)	3
Recorded in regulatory assets	(33)	—	(33)	(6)	—	(6)
Reclassified to liabilities held for sale	—	—	—	(28)	—	(28)
Transfers out of Level 3	3	—	3	—	—	—
Purchases	—	4	4	—	—	—
Settlements	10	4	14	5	—	5
Foreign exchange translation	1	(1)	—	1	1	2
Balance, end of period	$(137)	$(100)	$(237)	$(96)	$(21)	$(117)

Transfers out of Level 3 financial instruments are due to an increase in valuations using observable market inputs.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income

Three Months Ended March 31	2022	2021
Natural gas	$68	$(7)
Energy exports	16	78
Crude oil and NGLs	6	6
NGL frac spread	(5)	(16)
Power	25	2
Foreign exchange	—	(8)
	$110	$55

Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit, and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

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As at	March 31, 2022
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$213	$(68)	$(105)	$40
Energy exports	147	(143)	23	27
Crude oil and NGLs	13	(2)	(3)	8
NGL frac spread	17	(17)	—	—
Power	195	(19)	(15)	161
	$585	$(249)	$(100)	$236

Risk management liabilities (b)
Natural gas	$233	$(68)	$(1)	$164
Energy exports	153	(143)	—	10
Crude oil and NGLs	12	(2)	—	10
NGL frac spread	41	(17)	—	24
Power	198	(19)	—	179
	$637	$(249)	$(1)	$387
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $183 million and risk management assets (non‑current) balance of $53 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $208 million and risk management liabilities (non‑current) balance of $179 million.

As at	December 31, 2021
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$94	$(22)	$(25)	$47
Energy exports	61	(60)	37	38
NGL frac spread	4	—	—	4
Power	101	(25)	(1)	75
	$260	$(107)	$11	$164

Risk management liabilities (b)
Natural gas	$164	$(22)	$(4)	$138
Energy exports	81	(60)	2	23
Crude oil and condensates	6	—	2	8
NGL frac spread	23	—	—	23
Power	126	(25)	—	101
	$400	$(107)	$—	$293
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $113 million and risk management assets (non‑current) balance of $51 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $128 million and risk management liabilities (non‑current) balance of $165 million.

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	March 31, 2022	December 31, 2021
Collateral posted with counterparties	$5	$9
Cash collateral held representing an obligation	$4	$2

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 62

Any collateral posted that is not offset against risk management assets and liabilities is included in line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At March 31, 2022 and December 31, 2021, AltaGas has not posted any collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	March 31, 2022	December 31, 2021
Risk management liabilities with credit-risk-contingent features	$84	$42
Maximum potential collateral requirements	$14	$21

Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	March 31, 2022		December 31, 2021
Natural Gas
Sales	274,294,495	GJ	259,750,059 GJ
Purchases	580,147,629	GJ	606,923,548 GJ
Swaps	173,635,151	GJ	201,266,412 GJ
Crude Oil and NGLs
Swaps	9,520,260	Bbl	864,000 Bbl
Energy Exports
Propane and butane swaps	28,562,505	Bbl	38,860,780 Bbl
NGL Frac Spread
Propane swaps	1,565,843	Bbl	2,099,243 Bbl
Butane swaps	—	Bbl	18,967 Bbl
Crude oil swaps	280,549	Bbl	369,495 Bbl
Natural gas swaps	8,851,218	GJ	11,873,390 GJ
Power
Sales	4,252,192	MWh	4,938,045 MWh
Purchases	5,387,187	MWh	6,393,003 MWh
Swaps	20,324,579	MWh	22,845,569 MWh

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due to variations in foreign exchange rates.

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AltaGas may designate its U.S. dollar-denominated debt or certain U.S. dollar-denominated loans that may give rise to a foreign currency translation gain or loss as a net investment hedge of its U.S. subsidiaries. As at March 31, 2022, AltaGas has not designated any outstanding loans as a net investment hedge (December 31, 2021 - US$122 million).

As at March 31, 2022, AltaGas did not have any outstanding foreign exchange forward contracts. The following foreign exchange forward contracts were outstanding as at December 31, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Foreign exchange swaps (purchases)	US$10	Less than one year	1.2640	Less than $1 million

For the three months ended March 31, 2022, AltaGas recorded no realized gain or loss on all foreign exchange forward contracts (three months ended March 31, 2021 - gain of $7 million).

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Allowance for Credit Losses

The following table presents changes to the allowance for credit losses by segment and major type:

	Three Months Ended March 31, 2022
	Accounts Receivable	Contract Assets (a)	Total
Utilities
Balance, beginning of period	$38	$—	$38
Foreign exchange translation	(1)	—	(1)
Adjustments to allowance (b)	10	—	10
Written off	(4)	—	(4)
Recoveries collected	1	—	1
Balance, end of period	$44	$—	$44
Midstream
Balance, beginning of period	$1	$1	$2
Balance, end of period	$1	$1	$2
Total	$45	$1	$46
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $4 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

	Three Months Ended March 31, 2021
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets	Total
Utilities
Balance, beginning of period	$40	$—	$—	$40
Adjustments to allowance (b)	10	—	—	10
Written off	(4)	—	—	(4)
Recoveries collected	1	—	—	1
Balance, end of period	$47	$—	$—	$47
Midstream
Balance, beginning of period	$1	$1	$2	$4
Written off	—	—	(2)	(2)
Balance, end of period	$1	$1	$—	$2
Total	$48	$1	$—	$49
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $8 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

With the exception of accounts receivable which are due in one year or less, AltaGas does not have any past due receivables as at March 31, 2022.

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 65

the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three months ended March 31, 2022, pre-tax losses of less than $1 million were recorded related to these instruments (three months ended March 31, 2021 - $nil).

15. Leases

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered. Revenue from these arrangements have been disclosed in Note 13.

16. Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2021	279,494,299	$6,723
Shares issued for cash on exercise of options	774,739	15
Deferred taxes on share issuance cost	—	(3)
December 31, 2021	280,269,038	$6,735
Shares issued for cash on exercise of options	266,256	6
Deferred taxes on share issuance cost	—	(1)
Issued and outstanding at March 31, 2022	280,535,294	$6,740

Preferred Shares

As at	March 31, 2022		December 31, 2021
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	6,746,679	$169	6,746,679	$169
Series B	1,253,321	31	1,253,321	31
Series C	8,000,000	206	8,000,000	206
Series E	8,000,000	200	8,000,000	200
Series G	6,885,823	172	6,885,823	172
Series H	1,114,177	28	1,114,177	28
Series K (a)	—	—	12,000,000	300
Share issuance costs, net of taxes		(20)		(30)
	32,000,000	$786	44,000,000	$1,076
(a)On March 31, 2022, AltaGas redeemed all of its outstanding Series K preferred shares. A loss of $10 million was recognized related to share issuance costs for the preferred shares that were redeemed.

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Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at March 31, 2022, 12,709,906 shares were listed and reserved for issuance under the plan.

As at March 31, 2022, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four‑year period.

As at March 31, 2022, the unexpensed fair value of share option compensation cost associated with future periods was $3 million (December 31, 2021 ‑ $3 million).

The following table summarizes information about the Corporation’s share options:

As at	March 31, 2022		December 31, 2021
	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	8,679,508	$19.98	8,362,211	$21.06
Granted	—	—	1,878,670	18.77
Exercised	(266,256)	18.51	(774,739)	17.44
Forfeited	(12,192)	22.64	(214,259)	25.24
Expired	(4,000)	30.90	(572,375)	33.26
Share options outstanding, end of period	8,397,060	$20.02	8,679,508	$19.98
Share options exercisable, end of period	5,572,343	$20.43	4,435,287	$20.72
(a)Weighted average.

As at March 31, 2022, the aggregate intrinsic value of the total share options exercisable was $46 million (December 31, 2021 - $33 million), the total intrinsic value of share options outstanding was $70 million (December 31, 2021 - $68 million) and the total intrinsic value of share options exercised was $2 million (December 31, 2021 - $5 million).

The following table summarizes the employee share option plan as at March 31, 2022:

	Options outstanding			Options exercisable
Price range	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life
$14.52 to $18.00	1,978,049	$15.35	2.84	1,759,388	$15.12	2.78
$18.01 to $25.08	5,156,648	19.30	3.96	2,629,626	19.42	3.79
$25.09 to $37.86	1,262,363	30.30	1.09	1,183,329	30.57	1.00
	8,397,060	$20.02	3.27	5,572,343	$20.43	2.88

Phantom Unit Plan (Phantom Plan) and Deferred Share Unit Plan (DSUP)

AltaGas has a Phantom Plan for employees, executive officers, and directors, which includes restricted units (RUs) and performance units (PUs) with vesting periods of up to 36 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

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PUs, RUs, and DSUs (number of units)	March 31, 2022	December 31, 2021
Balance, beginning of year	3,802,082	5,920,300
Granted	1,265,405	1,535,966
Vested and paid out	(691,482)	(3,495,702)
Forfeited	(30,829)	(313,621)
Units in lieu of dividends	42,750	126,250
Additional units added by performance factor	342,340	28,889
Outstanding, end of period	4,730,266	3,802,082

For the three months ended March 31, 2022, the compensation expense recorded for the Phantom Plan and DSUP was $13 million (three months ended March 31, 2021 – $11 million). As at March 31, 2022, the unrecognized compensation expense relating to the remaining vesting period for the Phantom Plan was $64 million (December 31, 2021 ‑ $16 million) and is expected to be recognized over the vesting period.

17. Net Income Per Common Share

The following table summarizes the computation of net income per common share:

Three Months Ended March 31	2022	2021
Numerator:
Net income applicable to controlling interests	$380	$350
Less: Preferred share dividends	(13)	(13)
Loss on redemption of preferred shares	(10)	—
Net income applicable to common shares	$357	$337
Denominator:
(millions of shares)
Weighted average number of common shares outstanding	280.4	279.5
Dilutive equity instruments (a)	2.4	0.7
Weighted average number of common shares outstanding - diluted	282.8	280.2
Basic net income per common share	$1.27	$1.21
Diluted net income per common share	$1.26	$1.20
(a)Determined using the treasury stock method.

For the three months ended March 31, 2022, 1.0 million share options (three months ended March 31, 2021 – 2.0 million share options) were excluded from the diluted net income per common share calculation as their effects were anti‑dilutive.

18. Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, LPG purchase agreements, crude oil and condensate purchase agreements, electricity purchase arrangements, service agreements, pipeline and storage service contracts, capital commitments, environmental commitments, merger commitments, and operating leases for office space, office equipment, vehicles, rail cars, land, storage, aquatic surface use, and other equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2022 to 2044. In addition, WGL Energy Services also

AltaGas Ltd. – Q1 2022 MD&A and Financial Statements – 68

enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts.

In connection with the acquisition of WGL in 2018, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at March 31, 2022, the remaining unpaid amount for the previously accrued merger commitments was approximately US$7 million. Additionally, there are a number of operational commitments, including the funding of leak mitigation and reducing leak backlogs, the funding of damage prevention efforts, developing projects to extend natural gas service, maintaining pre-merger quality of service standards including odor call response times, increasing supplier diversity, achieving synergy savings benefits, as well as reporting and tracking related to all the commitments, and developing 15 megawatts of either electric grid energy storage or Tier 1 renewable resources within five years after the merger closed.

In 2020, as part of the Petrogas Acquisition, AltaGas acquired a commitment to pay post-acquisition contingent payments of up to $16 million, which may be paid no later than 2022 based on certain criteria, including earnings targets being met. As at March 31, 2022, no post-acquisition contingent payments have been made.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. As at March 31, 2022, AltaGas is obligated to pay fixed fees of approximately $19 million over the remainder of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1-15 years, for an aggregate commitment amount of approximately $859 million.

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at March 31, 2022, approximately $143 million is expected to be paid over the next 14 years, of which $48 million is expected to be paid over the next five years.

In 2021, AltaGas entered into a time charter agreement for the lease of a Very Large Gas Carrier (VLGC) over a two-year term. The vessel will be used by AltaGas to transport LPGs from AltaGas' export terminals to Asian markets. At March 31, 2022, AltaGas has approximately US$19 million remaining in future undiscounted cash flows associated with the lease.

At March 31, 2022, AltaGas has US$150 million in future undiscounted cash flows associated with operating leases not yet commenced. The leases are for the use of two VLGCs that are anticipated to commence in the fourth quarter of 2023 and first quarter of 2024. The lessor is primarily involved in the design and construction of both VLGCs.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. With the sale of WGL Midstream in the second quarter of 2021, as at March 31, 2022, a US$25 million WGL performance guarantee to a former WGL Midstream wholesale counterparty remains in effect until the purchaser can transfer the credit support. In return, the purchaser provided a US$25 million third-party bank letter of credit in which WGL is the beneficiary. AltaGas had no guarantees issued on behalf of external parties.

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Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

19. Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on Management's estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates, and other factors affecting the payment of future benefits.

In 2021, AltaGas made the decision to wind-up the Canadian defined benefit pension plan effective March 31, 2022. The final settlement of the plan will occur when approval of the wind-up is received from the Alberta Superintendent of Pensions.

Rabbi trusts of $17 million as at March 31, 2022 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2021 - $18 million). These balances are included in "prepaid expenses and other current assets" and "long-term investments and other assets" in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three Months Ended March 31, 2022
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$5	$2	$6	$2
Interest cost (b)	—	—	13	3	13	3
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial gain (b)	—	—	—	(2)	—	(2)
Net benefit cost (income) recognized	$1	$—	$(1)	$(10)	$—	$(10)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.
(b)Recorded under the line item “other income” on the Consolidated Statements of Income.

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	Three Months Ended March 31, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$3	$7	$3
Interest cost (b)	—	—	12	3	12	3
Expected return on plan assets (b)	—	—	(19)	(8)	(19)	(8)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (gain) (b)	—	—	1	(2)	1	(2)
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$1	$—	$1	$(8)	$2	$(8)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income.
(b)Recorded under the line item “other income” on the Consolidated Statements of Income.

20. Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

Three Months Ended March 31	2022	2021
Source (use) of cash:
Accounts receivable	$(459)	$—
Inventory	152	77
Risk management assets - current	3	2
Other current assets	18	37
Regulatory assets - current	7	20
Accounts payable and accrued liabilities	375	(77)
Customer deposits	78	(25)
Regulatory liabilities - current	32	(8)
Risk management liabilities - current	11	2
Other current liabilities	(31)	(30)
Other operating assets and liabilities	39	32
Changes in operating assets and liabilities	$225	$30

The following table details the changes in non-cash investing and financing activities:

Three Months Ended March 31	2022	2021
Decrease (increase) of balance:
Exercise of stock options	$1	$—
Net right-of-use assets obtained in exchange for new operating lease liabilities	$(28)	$(4)
Net right-of-use assets obtained in exchange for new finance lease liabilities	$(2)	$(1)
Capital expenditures included in accounts payable and accrued liabilities	$37	$58

The following cash payments have been included in the determination of earnings:

Three Months Ended March 31	2022	2021
Interest paid (net of capitalized interest)	$72	$78
Income taxes paid	$7	$4

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The following table is a reconciliation of cash and cash equivalents and restricted cash balances:

As at March 31	2022	2021
Cash and cash equivalents	$135	$52
Restricted cash holdings from customers - current	1	3
Restricted cash included in prepaid expenses and other current assets (a)	8	3
Restricted cash included in long-term investments and other assets (a)	9	17
Cash, cash equivalents, and restricted cash per Consolidated Statements of Cash Flows	$153	$75
(a)The restricted cash balances included in "prepaid expenses and other current assets" and "long-term investments and other assets" relate to Rabbi trusts associated with WGL’s pension plans (Note 19).

21. Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results. The retail business within the Utilities segment is also seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

22. Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end‑user. The following describes the Corporation’s reportable segments:

Utilities
▪ rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland,
    and Virginia;
▪ rate-regulated natural gas storage in the United States; and
▪ sale of natural gas and power to residential, commercial, and industrial customers in Washington
    D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.

Midstream
▪ NGL processing and extraction plants;
▪ natural gas storage facilities;
▪ liquefied petroleum gas (LPG) export terminals;
▪ transmission pipelines to transport natural gas and NGL;
▪ natural gas gathering lines and field processing facilities;
▪ purchase and sale of natural gas;
▪ natural gas and NGL marketing;
▪ marketing, storage and distribution of wellsite fluids and fuel, crude oil and condensate diluents; and
▪ interest in a regulated gas pipeline in the Marcellus/Utica basins.

Corporate/Other
▪ the cost of providing corporate services, financing and general corporate overhead, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts; and
▪ a small portfolio of remaining power assets, certain of which are pending sale.

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The following table provides a reconciliation of segment revenue to the disaggregated revenue table disclosed under Note 13:

	Three Months Ended March 31, 2022
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,601	$2,271	$20	$3,892
Intersegment revenue	—	—	—	—
Segment revenue	$1,601	$2,271	$20	$3,892

	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$1,408	$1,654	$23	$3,085
Intersegment revenue	—	(4)	—	(4)
Segment revenue	$1,408	$1,650	$23	$3,081

The following tables show the composition by segment:

	Three Months Ended March 31, 2022
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,601	$2,271	$20	$—	$3,892
Cost of sales	(860)	(1,969)	(2)	—	(2,831)
Operating and administrative	(261)	(114)	(25)	—	(400)
Accretion expenses	—	(2)	—	—	(2)
Depreciation and amortization	(74)	(30)	(8)	—	(112)
Income from equity investments (note 10)	1	2	—	—	3
Other income	19	—	7	—	26
Foreign exchange gains (losses)	—	1	(2)	—	(1)
Interest expense	—	—	(71)	—	(71)
Income (loss) before income taxes	$426	$159	$(81)	$—	$504
Net additions (reductions) to:
Property, plant and equipment (b)	$128	$3	$(10)	$—	$121
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

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	Three Months Ended March 31, 2021
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$1,408	$1,650	$23	$4	$3,085
Cost of sales	(802)	(1,206)	(4)	(4)	(2,016)
Operating and administrative	(240)	(105)	(21)	—	(366)
Depreciation and amortization	(75)	(16)	(8)	—	(99)
Provisions on assets (note 5)	—	(76)	—	—	(76)
Income from equity investments (note 10)	1	2	—	—	3
Other income (loss)	16	1	(1)	—	16
Foreign exchange gains (losses)	—	(13)	9	—	(4)
Interest expense	—	—	(70)	—	(70)
Income (loss) before income taxes	$308	$237	$(72)	$—	$473
Net additions to:
Property, plant and equipment (b) (c)	$102	$22	$5	$—	$129
Intangible assets	$—	$—	$1	$—	$1
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.
(c)In 2021, Management determined that it would include adjustments for the cost of removal of utility assets in net additions to property, plant and equipment. Comparative periods have been restated to reflect this change.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Corporate/Other	Total
As at March 31, 2022
Goodwill (note 7)	$3,638	$1,447	$—	$5,085
Segmented assets	$14,286	$6,830	$650	$21,766
As at December 31, 2021
Goodwill (note 7)	$3,691	$1,462	$—	$5,153
Segmented assets	$14,603	$6,415	$575	$21,593

23. Subsequent Events

On April 12, 2022, AltaGas closed the sale of its interest in the Aitken Creek processing facilities for cash consideration of approximately $224 million, net of closing adjustments. The disposal was triggered as a result of the operator of the facilities exercising a purchase option.

Subsequent events have been reviewed through April 27, 2022, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

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SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q1-22	Q4-21	Q3-21	Q2-21	Q1-21
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf) (1)	74.7	44.0	12.2	22.4	72.6
Natural gas deliveries - transportation (Bcf) (1)	43.7	31.2	21.4	25.3	43.1
Service sites (thousands) (2)	1,694	1,689	1,676	1,673	1,675
Degree day variance from normal - SEMCO Gas (%) (3)	3.2	(15.0)	(41.8)	(5.6)	(6.2)
Degree day variance from normal - ENSTAR (%) (3)	(11.7)	11.9	16.9	9.0	9.7
Degree day variance from normal - Washington Gas (%) (3) (4)	(1.3)	(12.7)	—	20.8	(7.1)
WGL retail energy marketing - gas sales volumes (Mmcf)	23,637	16,299	7,682	9,887	24,696
WGL retail energy marketing - electricity sales volumes (GWh)	3,096	3,167	3,738	3,201	3,249
MIDSTREAM
LPG export volumes (Bbls/d) (5)	87,967	76,609	105,070	90,106	85,464
Total inlet gas processed (Mmcf/d) (5)	1,472	1,534	1,471	1,460	1,526
Extracted ethane volumes (Bbls/d) (5)	29,654	27,000	22,938	28,867	33,138
Extracted NGL volumes (Bbls/d) (5) (6)	35,770	35,734	34,671	37,070	38,026
Fractionation volumes (Bbls/d) (5)	33,090	37,000	29,130	27,900	28,591
Frac spread - realized ($/Bbl) (5) (7)	23.92	9.18	12.63	11.59	14.69
Frac spread - average spot price ($/Bbl) (5) (8)	36.98	35.82	36.32	20.54	24.35
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (5) (9)	12.91	12.65	9.00	8.98	10.14
Butane FEI to Mont Belvieu spread (US$/Bbl) (5) (10)	10.95	10.29	8.79	10.03	12.74
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.
(5)Average for the period.
(6)NGL volumes refer to propane, butane and condensate.
(7)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(8)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(9)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(10)Average butane price spread between FEI and Mont Belvieu TET commercial index.

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OTHER INFORMATION

DEFINITIONS

Bbls/d	barrels per day
Bcf	billion cubic feet
Dth	dekatherm
GJ	gigajoule
GWh	gigawatt-hour
Mmcf	million cubic feet
Mmcf/d	million cubic feet per day
MW	megawatt
MWh	megawatt-hour
US$	United States dollar

ABOUT ALTAGAS

AltaGas is a leading North American energy infrastructure Company that connects NGLs and natural gas to domestic and global markets. The Company operates a diversified, lower-risk, high-growth Utilities and Midstream business that is focused on delivering resilient and durable value for its stakeholders.

For more information visit www.altagas.ca or reach out to one of the following:

Jon Morrison
Senior Vice President, Investor Relations & Corporate Development
Jon.Morrison@altagas.ca

Adam McKnight
Director, Investor Relations
Adam.McKnight@altagas.ca

Investor Inquiries
1-877-691-7199
investor.relations@altagas.ca

Media Inquiries
1-403-206-2841
media.relations@altagas.ca

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